Exhibit 2.1
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
by and between
VECTRONIX INC.
and
IRVINE SENSORS CORPORATION
OCTOBER 17, 2011

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(continued)

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(continued)

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(continued)

Page

Section 10.4 Entire Agreement	65
Section 10.5 Assignment and Successors and No Third Party Rights	65
Section 10.6 Severability	65
Section 10.7 Exhibits and Schedules	65
Section 10.8 Interpretation	66
Section 10.9 Governing Law	66
Section 10.10 Specific Performance	66
Section 10.11 Jurisdiction and Service of Process	66
Section 10.12 Waiver of Jury Trial	66
Section 10.13 Expenses	66
Section 10.14 No Joint Venture	66
Section 10.15 Counterparts	67
SCHEDULES
Schedule 1.1(a) COTI Products
Schedule 1.1(b) Existing Products
Schedule 1.1(c) Prepaid Amounts
Schedule 2.1(a) Receivables
Schedule 2.1(b) Inventory
Schedule 2.1(c) Purchased Intellectual Property
Schedule 2.1(e) Included Contracts
Schedule 2.1(f) Other Purchased Assets
Schedule 2.1(l) Deposits and Advance Billings
Schedule 2.2(h) Excluded Intellectual Property
Schedule 2.2(i) Restricted Contracts
Schedule 2.2(j) Excluded Contracts
Schedule 2.7(b) Form of Commission Determination Report
Schedule 2.8 Purchase Price Allocation
Schedule of Payables
Schedule 2.10(a) Stockholders
Seller Disclosure Schedules
Purchaser Disclosure Schedules
Schedule 6.1(c) Seller’s Required Consents
Schedule 6.1(g) Required Releases
Schedule 6.2(c) Purchaser’s Required Consents
Schedule 8.14 Hired Employees

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Page

EXHIBITS
Exhibit A Bill of Sale
Exhibit B Assignment and Assumption Agreement
Exhibit C Intellectual Property Assignments
Exhibit D [INTENTIONALLY OMITTED]
Exhibit E Form of Retention Agreement
Exhibit F Seller Bring-Down Certificate
Exhibit G FIRPTA Certificate
Exhibit H Secretary’s Certificate
Exhibit I [INTENTIONALLY OMITTED]
Exhibit J Termination Agreement
Exhibit K Purchaser Bring-Down Certificate
Exhibit L Escrow Agreement
Exhibit M Press Release

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (the “Agreement”) is made as of October 17, 2011, by and between VECTRONIX INC., a Delaware corporation (the “Purchaser”), and IRVINE SENSORS CORPORATION, a Delaware corporation (the “Seller”).
The Seller is engaged in the business of researching, developing, designing, manufacturing, producing, marketing, selling and distributing thermal camera products, including clip-on thermal imagers, thermal handheld and mounted equipment devices, other infrared imaging devices and thermal cameras, and in all cases, related thermal imaging products, as such business is conducted anywhere in the world by the Seller and its subsidiaries immediately prior to the date of this Agreement, subject to any changes on or prior to the Closing in accordance with Section 5.2 herein (the “Business”). The Seller desires to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller all of the assets used or held for use in connection with, necessary for or relating to the Business, and the Purchaser has agreed to assume the Assumed Liabilities in accordance with the provisions of this Agreement.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
Section 1.1 Definitions. For the purposes of this Agreement:
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Ancillary Agreements” means, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignments, the Retention Agreements and the Escrow Agreement.
“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York (USA) or Paris (France) are closed either under applicable Law or action of any Governmental Authority.
“Annual Calculation Period” means the time period from the Closing until the first anniversary of the Closing, and each one year anniversary of such date thereafter during the Commission Period.

“CBU” means “Commercial Business Unit”, the commercial business unit established or used by the Purchaser or one or more Affiliates of the Purchaser, which shall conduct the Business following the Closing.
“CFIUS” means the Committee on Foreign Investment in the United States, including any successor or replacement thereof.
“COTI” means any clip-on thermal imager containing a Core Engine and related products, in each case, solely as identified on Schedule 1.1(a) to this Agreement, as well as any updates to and derivatives of such products, where updates of and derivatives to products shall mean enhanced software, electrical or mechanical features to the products identified on Schedule 1.1(a).
“Classified Contract” shall have the meaning ascribed to that term in Subpart 4.401 of the FAR as defined from time to time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means any confidential information, in whatever form or medium, concerning the business or affairs of the Business.
“Consent” means any approval, consent, ratification, waiver or other authorization.
“Contract” means any contract, purchase order, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.
“Core Engine” means a thermal camera core, which includes a focal plane array and closely associated electronics.
“Core Engine Price” means:
(a) with respect to each Core Engine sold by the CBU to be integrated in a COTI, the Core Engine Price is the amount invoiced by CBU for such sale;
(b) with respect to each Core Engine sold by the CBU to be embedded in a product other than COTI, the Core Engine Price is the amount invoiced by CBU for such sale;
(c) with respect to each Core Engine integrated by the CBU in products other than COTI and directly sold by the CBU to a third party, the Core Engine Price is the average Core Engine Price calculated in accordance with (a) and (b) above over the trailing six month period.
(d) with respect to each sale by the CBU of an Existing Product acquired from the Seller that is not otherwise covered by items (a), (b) and (c) hereinabove, the Core Engine Price is the amount invoiced by the CBU for such sale.
“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety or (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any other Person that, together with the Seller, would be treated as a single employer under Section 414 of the Code.
“Escrow Agent” means JP Morgan Chase N.A.
“Existing Product” means a personal miniature thermal viewer or medical imager, both in substantially the form currently developed by the Seller in connection with the Business, as set forth on Schedule 1.1(b), together with updates to and derivatives of such products.
“Exon-Florio” means the Exon-Florio Amendment of the Defense Production Act of 1950, as amended.
“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.
“Government Contract” means any Contract related to funding or to the supply of goods or services of the Seller between the Seller and a Governmental Authority or the Seller and a third party relating to a Contract between the third party and a Governmental Authority, as the case may be.
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“Holdback Period” means the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date.
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), (iv) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, or (v) otherwise to assure a creditor against loss.
“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) all databases and data collections; (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
“Internally Used Shrinkwrap Software” means software licensed to the Seller under generally available retail shrinkwrap or clickwrap licenses and used in the Seller’s business, but not incorporated into software, products or services licensed or sold, or anticipated to be licensed or sold, by the Seller to customers or otherwise resold or distributed by the Seller.
“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.
“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
“Knowledge” means, with respect to the Seller, the actual knowledge after reasonable investigation of any of the Seller’s Board members or executive officers, including John Carson, John Stuart and Pete Kenefick.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.
“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.
“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person.
“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on the Business, Purchased Assets, Assumed Liabilities, financial condition, operating results or operations of the Business, taken as a whole; provided, however, that the following shall not be deemed by itself to constitute a Material Adverse Effect: effects caused by changes or circumstances affecting general market conditions in the U.S. or foreign economies or which are generally applicable to the industry in which the Business operates.
“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of the Business for sums not yet due and payable and that do not impair the conduct of the Business or the present or proposed use of the affected property or asset, and (b) statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet.
“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.
“Prepaid Amounts” means any prepaid amounts that have been received by the Seller from Optics 1, Inc. as of the Closing Date, as reflected in Schedule 1.1(c) attached hereto, which shall be updated as of the Closing Date.
“Prime Rate” means the prime rate reported from time to time in the “Money Rates” (or successor) section of the Wall Street Journal.
“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Restricted Contracts” means those Contracts relating to the Business that are awarded to the Seller by any Governmental Authority of the United States relating to the Small Business Innovation Research (SBIR) program and which require the Seller to be a “small business concern” as defined by applicable Law or are otherwise coordinated by the Small Business Administration of the United States.

“Semi-annual Calculation Period” means the time period from the Closing Date until June 30, 2012, and thereafter, each six-month period ending on the last calendar day of the sixth month in such Semi-annual Calculation Period.
“Seller Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any Business Employee (as defined herein) or any ERISA Affiliate employed or formerly employed or otherwise retained or formerly retained in the operation of the Business, or with respect to which the Seller or any ERISA Affiliate has or may have any Liability in connection with or relating to the Business, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “pension plan” as defined in Section 3(3) of ERISA (“Pension Plan”) and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Seller or any ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Seller or any ERISA Affiliate) for the benefit of any Business Employee of the Seller or any ERISA Affiliate employed or formerly employed or otherwise retained or formerly retained in the operation of the Business, or with respect to which the Seller or any ERISA Affiliate has or may have any Liability in connection with or relating to the Business.
“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Seller is liable to pay by Law, by Contract or otherwise, whether or not disputed.
“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.
Section 1.2 Additional Defined Terms. For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Accountants	2.7(c)
Adjustment Amount	2.7(d)
Adjustment Calculation	2.6(c)
Adjustment Notice	2.6(c)
Agreement	Preamble
Annual Threshold	2.7(a)

Defined Term	Section
Assignment and Assumption Agreement	2.11(a)(ii)
Assumed Liabilities	2.3
Balance Sheet	3.4(a)(i)
Bid	3.31(a)
Bill of Sale	2.11(a)(i)
Board	5.8(a)
Business	Preamble
Business Employees	3.17(a)
Carve Out Financial Statements	3.4(a)(iii)
Claim Notice	9.3
Closing	2.9
Closing Date	2.9
Closing Payables Schedule	5.6(a)
Commission Determination Report or CDR	2.7(b)
Commission Payment	2.7(a)
Commission Rate	2.7(a)
Commission Period	2.7
Confidentiality Agreement	8.3(a)
Controlling Party	9.4(c)
Dispute Notice	2.6(d)(ii)
Escrow Agreement	2.11(a)(x)
Escrow Fund	2.13
Estimated Closing Inventory	2.5(b)
Exchange Act	5.8(b)
Excluded Assets	2.2
Excluded Contracts	2.2(j)
Excluded Intellectual Property	2.2(h)
Excluded Liabilities	2.4
FAR	3.31(g)
Fairness Opinion	2.10(a)(ii)
Final Closing Inventory	2.6(c)
Financial Statements	3.4(a)
Hired Employees	8.14(a)
Holdback Amount	2.5(a)
Improvements	3.12(d)
Included Contracts	2.1(e)
Indemnification Cap	9.6(a)
Indemnified COTI Products	9.1
Indemnified Party	9.3
Indemnifying Party	9.3
Independent Accounting Firm	2.6(f)
Initial Purchase Price	2.5(a)
Inventory	2.1(b)
Inventory Count	2.6(a)
IP Assignments	2.11(a)(iii)
IP Claim	9.6(b)
IP Indemnity Cap	9.6(b)
July Balance Sheet	3.4(a)(ii)
July Financial Statements	3.4(a)(ii)
Leased Real Property	3.12(b)

Defined Term	Section
Leased Tangible Property	5.6(c)
Noncontrolling Party	9.4(c)
Objection Notice	9.3(a)(ii)
Owned Intellectual Property	3.13(b)
Proxy Statement	5.8(b)
Purchase Price	2.6(j)
Purchased Assets	2.1
Purchased Intellectual Property	2.1(c)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article 4
Purchaser Indemnified Parties	9.1
Required Consents	6.1(c)
Restricted Period	8.7(a)
Restricted Persons	8.3(b)
Retention Agreements	2.11(a)(v)
Sales Representative	3.31(j)
Schedule of Payables	2.10(a)(i)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Indemnified Parties	9.2
Special Claims	9.4(b)
Special IP Indemnity	9.1(c)
Special Meeting	5.8(a)
Stockholders Agreement	2.10(a)(iii)
Stockholder Approval	3.2(a)
Subsequent Semi-annual Financial Statements	5.7
Superior Proposal	5.5
Takeover Proposal	5.5
Termination Agreement	2.10(a)(iv)
Third Party	9.4(a)
Third Party Claim	9.4(a)
Third Party Intellectual Property	3.13(c)
Transfer Taxes	8.1(a)
Section 1.3 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2
THE TRANSACTION
Section 2.1 Purchase and Sale of Purchased Assets. In accordance with the provisions of this Agreement and except for the Excluded Assets as set forth in Section 2.2, at the Closing, the Seller will sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest of the Seller in and to all of the properties and assets of every kind and description, whether real, personal or mixed, tangible or intangible, and wherever located, used or held for use in connection with, necessary for or relating to the Business (collectively, the “Purchased Assets”), including the following:
(a) all notes and accounts receivable of the Business, including all trade accounts receivable and other rights to payment from customers, and the full benefit of all security for such accounts or rights to payment, including such receivables as set forth on Schedule 2.1(a);
(b) all inventories used or held for use in connection with, or relating to the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used in the production of finished goods, including such inventory as set forth on Schedule 2.1(b) (“Inventory”);
(c) all rights, including Intellectual Property rights, in and to products sold or leased in connection with, or related to, the Business (including products hereafter sold, returned or repossessed and all rights of rescission, replevin, reclamation and rights to stoppage in transit) and all Intellectual Property owned, created, acquired, licensed or used by the Seller that is used in connection with or related to the Business at any time prior to and through the Closing Date (collectively, the “Purchased Intellectual Property”), and all other intangible rights, including all goodwill associated with the Business or the Purchased Assets, including the Intellectual Property set forth in Schedule 2.1(c);
(d) all rights, including Intellectual Property rights, in and to products under research and development in connection with the Business prior to the Closing;
(e) all Contracts and all rights thereto (including all outstanding offers or solicitations made by or to the Seller to enter into any such Contract), to the extent used in the Business, including the Contracts set forth on Schedule 2.1(e) (collectively, the “Included Contracts”);
(f) all machinery, equipment, furniture, furnishings, computer hardware and software, materials, vehicles, tools, dies, molds and other items of tangible personal property of every kind and wherever located, used or held for use in connection with or related to the Business and the full benefit of all express or implied warranties by the manufacturers or sellers or lessors of any item or component part thereof, including all of the assets set forth on Schedule 2.1(f);
(g) [INTENTIONALLY OMITTED];
(h) all Governmental Authorizations and all pending applications therefore or renewals thereof, in each case relating to the Business and to the extent transferable to the Purchaser;

(i) all books, records, files, studies, manuals, reports and other materials (in any form or medium) related to the Business that are not part of any Classified Contract, including all advertising materials, catalogues, price lists, mailing lists, distribution lists, client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, correspondence, production data, sales and promotional materials and records, purchasing materials and records, research and development files, records, data and laboratory books, Intellectual Property disclosures, manufacturing and quality control records and procedures, service and warranty records, equipment logs, operating guides and manuals, drawings, product specifications, engineering specifications, blueprints, financial and accounting records, litigation files, personnel and employee benefits records related to employees of Seller engaged in the Business to the extent transferable under applicable Law, and copies of all other personnel records to the extent the Seller is legally permitted to provide copies of such records to the Purchaser; in each case, to the extent relating to the Business;
(j) all rights and interests under all certificates for insurance, binders for insurance policies and insurance under which the Seller, the Business or any of the Purchased Assets is or has been insured to the extent such rights or interests arise from or relate to any of the Assumed Liabilities or any casualty or Liability affecting the Business or any of the other Purchased Assets;
(k) all claims, rights, credits, causes of actions, defenses and rights of set-off against third parties relating to or arising from the Business or any of the other Purchased Assets or Assumed Liabilities, in each case, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller may be entitled in connection with or relating to the Business or any of the other Purchased Assets or Assumed Liabilities; and
(l) all rights relating to deposits and prepaid expenses received by the Seller, advance billings received by the Seller with respect to Included Contracts that are not yet completed, claims by the Seller for refunds and rights of offset, in each case in connection with or relating to the Business that are not excluded under Section 2.2(g), including those set forth on Schedule 2.1(l) (which Schedule shall be updated as of the day immediately preceding the Closing Date), but excluding the Prepaid Amounts.
Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement does not include the assumption of any Liability related to the Purchased Assets unless the Purchaser expressly assumes that Liability pursuant to Section 2.3.
Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the following assets of the Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets, and are to be retained by the Seller as of the Closing:
(a) all cash or cash equivalents of the Business, except for items included under Section 2.1(l);
(b) any bank or brokerage accounts of the Seller and its subsidiaries;
(c) original copies of all minute books, non-classified records, stock ledgers and Tax records of the Seller and its subsidiaries, and any other materials that the Seller or its subsidiaries are required by Law to retain;
(d) the shares of the capital stock of the Seller and its subsidiaries;
(e) all certificates for insurance, binders for insurance policies and insurance, and claims and rights thereunder and proceeds thereof, other than as described in Sections 2.1(j) and 2.1(k);
(f) all claims for refund of Taxes and other governmental charges of whatever nature arising out of the Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing;

(g) all rights of the Seller under this Agreement, the Ancillary Agreements and any other documents, instruments or certificates executed in connection with the transactions contemplated by this Agreement;
(h) any Intellectual Property identified on Schedule 2.2(h) (the “Excluded Intellectual Property”);
(i) subject to Section 2.12(d) hereof, any Restricted Contracts identified on Schedule 2.2(i);
(j) those Contracts identified on Schedule 2.2(j) (the “Excluded Contracts”);
(k) except as set forth in this Agreement, any rights in respect of the Leased Real Property; and
(l) for the avoidance of doubt, all business, assets, Intellectual Property and other property of the Seller and its Affiliates that are not included in the Business, including the following businesses of Seller: stacked semiconductor chips, MEMs, active imaging, cognitive systems, unmanned aircrafts, hyperspectral sensors, ISR systems, anti-tamper products, cyber security products and high speed processing.
Section 2.3 Assumed Liabilities. In accordance with the provisions of this Agreement, at the Closing, the Purchaser will assume and pay, perform and discharge when due only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”): (x) all Liabilities related to the Hired Employees arising after the Closing; and (y) all Liabilities of the Seller arising after the Closing under the Included Contracts (a) as of the date of this Agreement or (b) that are entered into by the Seller after the date of this Agreement in accordance with Section 5.2 (except, in each case, for any Liability arising out of or relating to (i) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract or (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure).
Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to the Purchaser or any of its Affiliates or representatives, the Purchaser does not assume and has no responsibility for any Liabilities of the Seller other than the Assumed Liabilities specifically listed in Section 2.3 (such unassumed Liabilities, the “Excluded Liabilities”). Without limiting the preceding sentence, the following is a non-exhaustive list of Excluded Liabilities that the Purchaser does not assume and that the Seller will remain bound by and liable for, and will pay, perform and discharge when due:
(a) all Liabilities arising out of or relating to any Excluded Asset;
(b) all Liabilities under any Contract that is not an Included Contract, including any Liability arising out of or relating to the Seller’s credit facilities or any security interest related thereto;
(c) all Liabilities under any Included Contract that arise after the Closing but that arise out of or relate to any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract;
(d) all Liabilities arising out of or relating to product liability, indemnity, warranty, infringement, misappropriation or similar claims by any Person in connection with any tangible or intangible products or services used, sold or licensed (1) by the Business prior to the Closing or (2) the Seller (other than with respect to the Business) prior to or after the Closing;

(e) all Liabilities arising out of or relating to Indebtedness incurred by the Seller;
(f) all Liabilities for Taxes arising as a result of the operation of the Business or ownership of the Purchased Assets prior to the Closing, including any Taxes that arise as a result of the sale of the Purchased Assets pursuant to this Agreement and any deferred Taxes of any nature;
(g) all Liabilities arising from or under any Environmental Law or Occupational Safety and Health Law arising out of or relating to the operation of the Business prior to the Closing or the leasing, ownership or operation of real property by the Seller prior to the Closing;
(h) all Liabilities arising under claims by (1) Hired Employees relating to time periods prior to the Closing or (2) employees or former employees, consultants, independent contractors, directors, or other service providers of the Seller (other than Hired Employees) relating to time periods prior to or after the Closing, including without limitation for compensation and hours of work (including overtime wages), benefits (including workers’ compensation and unemployment benefits), worker classification, fair employment practices (including discrimination, equal employment, and record-keeping requirements), meals and rest periods, employee safety and health, immigration, termination or continuation of their employment, or lack or delay of any notice relating to their employment;
(i) all Liabilities arising under or in connection with any Seller Plan, or any termination, continuation, amendment or other acts or omissions in connection with any Seller Plan;
(j) all Liabilities to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Seller for actions taken (or failure to act) prior to the Closing;
(k) all Liabilities arising from any failure to comply with any applicable bulk sales Law or fraudulent transfer Law in connection with this Agreement (whether compliance would have been required by the Seller, the Purchaser or both, by applicable Law);
(l) all Liabilities arising under the WARN Act in connection with this Agreement or the transactions contemplated by this Agreement;
(m) all Liabilities arising out of or resulting from the Seller’s compliance or non-compliance with any Law or Judgment;
(n) all Liabilities relating to any negotiations, agreements or other transactions, if any, by the Seller with any third party that relate to the acquisition of the Seller or any of its assets or business or any termination of related negotiations or arrangements;
(o) all professional, financial advisory, broker, finder or other fees of any kind incurred by the Seller;
(p) all Liabilities of the Seller arising out of or incurred in connection with this Agreement, the transactions contemplated by this Agreement, or any other certificate, document or instrument executed in connection with the transactions contemplated by this Agreement, including the Seller’s disclosures to or negotiations with creditors or stockholders, solicitations of proxies or written consents from any Persons, or other legal obligations of the Seller; and
(q) all other Liabilities arising out of the operations of the business of the Seller (including the Business) or otherwise prior to the completion of the Closing, or based upon the acts or omissions of the Seller occurring after the Closing.

Section 2.5 Consideration; Estimated Inventory Payment.
(a) The consideration for the Purchased Assets consists of (a) the $10,000,000 (the “Initial Purchase Price”), payable as set forth herein, subject to adjustment in accordance with Section 2.6, (b) the assumption of the Assumed Liabilities; (c) the Commission Payments to be paid in accordance with Section 2.7 of this Agreement; and (d) the cancellation of the Seller’s obligation to repay any Prepaid Amounts outstanding as of the Closing Date. At Closing, the Purchaser will deliver to the Seller the Initial Purchase Price less (i) $1,500,000 (the “Holdback Amount”), which will be paid by the Purchaser to the Seller in accordance with the terms of this Agreement and the Escrow Agreement upon the expiration of the Holdback Period (as defined herein); and (ii) the amount paid to the Seller’s creditors per Section 5.6 (b). Any payment to Seller hereunder shall be calculated and payable in U.S. Dollars.
(b) No later than three Business Days prior to the Closing Date, the Seller will prepare and deliver to the Purchaser a statement setting forth the Seller’s good faith estimate of the amount and value of the Inventory as of the Closing Date applying the principles set forth in Section 2.6(b) (the “Estimated Closing Inventory”). If the value of the Estimated Closing Inventory is less than $797,000, the Initial Purchase Price will be decreased dollar for dollar by the absolute value of the deficiency. If the value of the Estimated Closing Inventory is greater than $797,000, the Initial Purchase Price will be increased dollar for dollar by the absolute value of the excess.
Section 2.6 Post-Closing Adjustment.
(a) On the first Business Day after the Closing Date, the Purchaser and the Seller shall conduct a joint physical count of the Inventory (the “Inventory Count”) and shall document the results of the Inventory Count on Inventory count sheets provided by the Seller. The Purchaser and the Seller shall be provided copies of such inventory count sheets reflecting the results of the Inventory Count immediately following completion of the Inventory Count.
(b) Subject to the limitations set forth in this Section 2.6(b), the value of the Final Closing Inventory shall be determined as follows:
(i) The quantity of the Final Closing Inventory shall be determined based upon the physical inventory count sheets evidencing the results of the Inventory Count;
(ii) All raw materials Inventory shall be valued at the lower of (A) the Seller’s cost from the vendor, as reflected on the corresponding invoice, and (B) the current market price from the vendor, as determined by documentation from the vendor. For purposes of this Section 2.6(b)(ii), the Seller’s cost from the vendor and the current market price from the vendor shall be deemed to include any freight payments charged to or paid by the Seller for the applicable raw materials Inventory.
(iii) For each category of finished goods Inventory, the value of such finished goods Inventory shall equal the product of (x) the quantity of such finished goods Inventory, multiplied by (y) the unit price of such finished goods Inventory. For purposes of the preceding sentence, the unit price of each category of finished goods Inventory shall equal the sum of (1) the Seller’s actual cost of the raw materials used in the production of one unit of such category of finished goods Inventory, plus (2) the Seller’s actual labor costs associated with the production of one unit of such category of finished goods Inventory, plus (3) the Seller’s actual overhead costs associated with the production of one unit of such category of finished goods Inventory, in each case calculated in accordance with GAAP.

(iv) For all purposes of determining the value of the Final Closing Inventory, (x) no Inventory that is damaged, defective, obsolete or depreciated (to the extent that such Inventory would not be usable and saleable in the ordinary course of business) shall be included in the valuation of the Inventory, (y) all finished goods must be saleable in the ordinary course of business in order to be included in the valuation of the inventory and (z) all raw materials must be usable in the ordinary course of business in order to be included in the valuation of the Inventory.
(v) Final Closing Inventory shall also include any amounts owed to the Seller by the Purchaser or its Affiliates for Core Engines or Existing Products that the Seller has shipped to the Purchaser or its Affiliates, but for which the Purchaser or such Affiliate has not paid prior to the Closing Date.
(c) Within 30 days after the Closing Date, the Purchaser will prepare and deliver to the Seller written notice (the “Adjustment Notice”) containing the Purchaser’s calculation of the amount and value of the Inventory on the Closing Date based on the Inventory Count and applying the valuation principles set forth in Section 2.6(b) (the “Final Closing Inventory”) and (iii) the Purchaser’s calculation of the amount of any payments required pursuant to Section 2.6(h) (the “Adjustment Calculation”).
(d) Within 30 days after delivery of the Adjustment Notice, the Seller will deliver to the Purchaser (with contemporaneous delivery to the Escrow Agent if the Purchaser claims that it is entitled to payment pursuant to Section 2.6(h)) a written response in which the Seller will either:
(i) agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 2.6(h); or
(ii) dispute the Adjustment Calculation by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.
For purposes of this Section 2.6(d), the Seller may only deliver a Dispute Notice on the basis that the Purchaser’s calculation of the Final Closing Inventory does not properly reflect the Inventory Count or the valuation principles described in Section 2.6(b), or that the Adjustment Calculation contains mathematical errors on its face.
(e) If the Seller fails to take either of the foregoing actions within 30 days after delivery of the Adjustment Notice, then the Seller will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of Section 2.6(h).
(f) If the Seller timely delivers a Dispute Notice to the Purchaser if the Purchaser claims that it is entitled to payment pursuant to Section 2.6(h)), then the Purchaser and the Seller will attempt in good faith, for a period of 30 days, to agree on the Adjustment Calculation for purposes of Section 2.6(h). Any resolution by the Purchaser and the Seller during such 30-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.6(h). If the Purchaser and the Seller do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then the Purchaser and the Seller will submit the remaining items in dispute to Deloitte & Touche for resolution, or if that firm is unwilling or unable to serve, the Purchaser and the Seller will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Seller. If the Purchaser and the Seller are unable to jointly select such independent accounting firm within 10 days after such 30-day period, the Purchaser, on the one hand, and the Seller, on the other hand, will each select an independent accounting firm of recognized national standing and each such selected accounting firm will select a third independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Seller; provided, however, that if either the Purchaser, on the one hand, or the Seller, on the other hand, fail to select such independent accounting firm during this 10-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 2.6 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”). The Purchaser and the Seller will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Adjustment Calculation. The Purchaser and the Seller will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The Independent Accounting Firm’s determination of the Adjustment Calculation as set forth in its report will be final and binding on the parties for purposes of Section 2.6(h). The Purchaser will revise the calculation of the Final Closing Inventory as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.6(f), and the Purchaser will provide instructions to the Escrow Agent consistent with such resolution. If the Independent Accounting Firm concludes that the Final Closing Inventory should be adjusted in favor of the Seller, the Purchaser shall bear one hundred percent of the Independent Accounting Firm’s fees and expenses. If, however, the Independent Accounting Firm concludes that the Final Closing Inventory should be adjusted in favor of the Purchaser or that no adjustment is necessary or appropriate, then the Seller shall bear one hundred percent of the Independent Accounting Firm’s fees and expenses.
(g) For purposes of complying with this Section 2.6, the Purchaser and the Seller will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm. The Purchaser may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information relating to the Business provided to the Independent Accounting Firm pursuant to this Section 2.6.
(h) If the value of the Final Closing Inventory as finally determined pursuant to this Section is less the value of the Estimated Closing Inventory, then the Seller will pay to the Purchaser the amount of such difference in cash plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date through and including the date of such payment, or set off, as the case may be, at a rate of the Prime Rate plus 3% per annum. If the value of the Final Closing Inventory as finally determined pursuant to this Section 2.6 is greater than the value of the Estimated Closing Inventory, then the Purchaser will pay to the Seller the amount of such difference in cash plus interest thereon (calculated based on the actual number of days elapsed in a year consisting of 365 days) from the Closing Date through and including the date of such payment or set off, as the case may be, at a rate of the Prime Rate plus 3% per annum.
(i) Any payment to the Purchaser pursuant Section 2.6(h) may be effected by wire transfer of immediately available funds from the Seller to an account designated by the Purchaser or by set-off against the Holdback Amount, at the Purchaser’s option. Any payment to the Purchaser pursuant to Section 2.6(h) may also be satisfied by set off against any unpaid Commission Payments, which shall decrease dollar for dollar by such amount. Any payment to the Seller shall be effected by wire transfer of immediately available funds from the Purchaser to an account designated by the Seller. Such payments and/or set-off will be made within five Business Days following the final determination of the Final Closing Inventory in accordance with this Section 2.6.

(j) The purpose of this Section 2.6 is to determine the final Purchase Price to be paid by the Purchaser under this Agreement. Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to Article 9, nor preclude the Purchaser from exercising any indemnification rights pursuant to Article 9. Any payment made pursuant to this Section 2.6 will be treated by the parties for all purposes as an adjustment to the Initial Purchase Price and will not be subject to offset for any reason. The Initial Purchase Price as so adjusted plus the sum of all Commission Payments pursuant to Section 2.7 is referred to in this Agreement as the “Purchase Price.”
Section 2.7 Deferred Purchase Price. In addition to the Initial Purchase Price to be made to the Seller in accordance with Section 2.5, for the period following the Closing Date until the fifth anniversary of the Closing Date (the “Commission Period”), the Purchaser shall make the Commission Payments as to the Seller as set forth below:
(a) For each Semi-annual Calculation Period following the Closing Date during the Commission Period, the Purchaser shall pay to Seller commissions (“Commission Payments”) equal to the sum of (i) the Core Engine Price of all Existing Products sold by the CBU during the Semi-annual Calculation Period multiplied by five percent (the “Commission Rate”), and (ii) the Core Engine Price of all other Core Engines sold by the CBU, during the Semi-annual Calculation Period after the Annual Threshold has been exceeded, multiplied by the Commission Rate, both subject to adjustment as set forth in Section 2.7(f) below. The “Annual Threshold” shall be 2,500 Core Engines sold by the CBU during the applicable Annual Calculation Period. For purposes of clarity, if the CBU sells 100 Core Engines in the first Semi-annual Calculation Period but no Existing Products, and then the CBU sells 2,600 Core Engines integrated in COTIs in the second Semi-annual Calculation Period, Purchaser shall make Commissions Payments for the Second Semi-annual Calculation Period to Seller in an amount equal to 200 Core Engines (100 + 2,600— 2,500 Threshold) multiplied by the Core Engine Price
(b) The Purchaser shall prepare a “Commission Determination Report” or “CDR” for the Seller setting forth the foregoing calculation for each Semi-annual Calculation Period. Each CDR shall conform substantially to the format set forth in Schedule 2.7(b) attached hereto, and be in accordance with GAAP, and shall contain all the information specified in this section, including without limitation: (i) the number, type and pricing of all Core Engines or Existing Products sold during the Semi-annual Calculation Period; (ii) the type and name of the product into which the Core Engines have been integrated; and (iii) the customer to whom the Core Engine or Existing Product was sold. All moneys reported in the CDR shall be in U.S. dollars, or in both a foreign currency and U.S. dollars. If no Commission Payment has accrued for a Calculation Period, the Commission Determination Report shall still provide the foregoing information but shall also expressly state that less than 2,501 Core Engines were sold during the Annual Calculation Period and no Existing Products were sold during the Calculation Period to which the Commission Determination Report applies.
(c) Within thirty calendar days following the end of each Semi-annual Calculation Period during the Commission Period, the Purchaser shall deliver to the Seller the CDR, along with payment, in cash to an account designated by the Seller, of an amount equal to the aggregate Commission Payment earned during such Semi-annual Calculation Period, as set forth in the CDR. If the Seller objects in writing to any individual CDR within 10 days following its delivery by the Purchaser, then the parties will act in good faith to resolve themselves any objections to the CDR. If they are unable to do so within 30 days after the Seller’s notice of objection, then the dispute will be submitted to a mutually agreed-upon independent certified public accounting firm (the “Accountants”) for resolution, which resolution will be conclusive and binding on the parties. Until the number of CDR’s adjusted by the Accountants in favor of the Seller exceeds two, the parties agree that if a CDR is adjusted by two percent or less, the Seller shall bear one hundred percent of the Accountant’s fees and expenses, and no Adjustment Amount shall be paid. If a CDR is adjusted by more than two percent in the Seller’s favor, then such CDR shall be adjusted and the Adjustment Amount shall be calculated and paid by the Purchaser, and the Purchaser will bear one hundred (100%) percent of the Accountant’s fees and expenses. Further, if any CDR is adjusted in the Seller’s favor (even if by less than five percent), after at least two other CDR’s have been adjusted in the Seller’s favor, then the CDR shall be adjusted and the Adjustment Amount shall be calculated and paid by the Purchaser, and the Purchaser will bear one hundred (100%) percent of the Accountant’s fees and expenses. If the CDR is not adjusted, the Seller shall bear one hundred percent of the Accountant’s fees and expenses.

(d) The “Adjustment Amount,” with respect to any dispute, will be equal to (i) the Commission Payments as determined by the Accountants in accordance with Section 2.7(c) for such Semi-annual Calculation Period, minus (ii) the amount previously paid by the Purchaser to the Seller with respect to the Purchaser’s original Commission Determination Report for such Semi-annual Calculation Period, plus (iii) interest at the Prime Rate plus 3% per annum, compounded daily beginning on the tenth day of the month following the Calculation Period for which the Commission Determination Report was disputed by the Seller and ending on the date of payment.
(e) During the Commission Period, the Purchaser shall provide the Seller and its respective advisers, and the Accountants (in the event of any dispute pursuant to Section 2.7(c)) with all information in its possession or control relating to the CBU’s sales of the Core Engines and Existing Products, including access at all reasonable times to all books and records and cooperation and assistance as may be reasonably required to enable the Seller to confirm each Commission Determination Report.
(f) In calculating the Commission Payment, the parties further agree that during the Commission Period, if (i) the CBU has not received payment upon an invoice from a customer for which invoice the Purchaser has previously made a Commission Payment to the Seller within the previous 90 days and (ii) such customer has been adjudicated bankrupt or insolvent, then the Purchaser may set off its current Commission Payment due to the Seller by the amount the of the Commission Payment previously paid to Seller that is related to such customer; provided, that if the CBU should later receive any payment from such customer on such invoice, the Purchaser shall pay to the Seller 5% of such amount ultimately received by the CBU.
(g) Until the expiration of the Commission Period, the Purchaser shall be entitled, at its election, to set off against any Commission Payment: (i) any amounts payable to the Purchaser by the Seller pursuant to this Agreement (including with respect to the Seller’s indemnification obligations in Article 9) or any of the Ancillary Agreements, and (ii) any amounts the Purchaser or the CBU is required to pay to third parties in connection with any and all Losses that the Purchaser or any of its Affiliates may suffer, with respect to products that include the component parts purchased from the Seller prior to the Closing and returned or claimed for credit by any customer or distributor within the first 12 months after the Closing Date, including any product warranty claims or returns to the CBU with respect to such products, and in each case, such Commission Payment will be reduced dollar for dollar by such set off.
Section 2.8 Allocation of Purchase Price and Assumed Liabilities. The Purchase Price and Assumed Liabilities will be allocated in accordance with Schedule 2.8 to this Agreement to be provided prior to the Closing in a form reasonably acceptable to both Seller and Purchaser. After the Closing, the parties will make consistent use of the allocation, fair market values and useful lives specified in Schedule 2.8 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Within 90 days after the date the Purchase Price is determined, the Purchaser will prepare and deliver IRS Form 8594 to the Seller to be filed with the IRS. Any adjustment to the Purchase Price will be allocated in accordance with Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither the Purchaser nor the Seller will contend or represent that such allocation is not a correct allocation.

Section 2.9 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of the Seller, 3001 Red Hill Avenue, Building 4, Suite 108, Costa Mesa, California 92626, at 10:00 a.m., local time, on the date which is no later than five Business Days after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions which by their nature are to be satisfied at the Closing), or at such other time and place as the Purchaser and the Seller may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
Section 2.10 Signing Deliveries.
(a) Together with this Agreement, the Seller has delivered or caused to be delivered to the Purchaser:
(i) a list of all outstanding payables of the Business as of July 3, 2011 (the “Schedule of Payables”);
(ii) a true and correct copy of the signed opinion of Klein Farber, dated as of October 17, 2011, to the effect that, as of such date, the Purchase Price is fair, from a financial point of view, to the Seller (the “Fairness Opinion”);
(iii) a stockholders’ voting and support agreement, executed by those persons identified on Schedule 2.10(a), agreeing to vote in favor of the transactions contemplated by this Agreement at the Special Meeting (the “Stockholders Agreement”); and
(iv) a termination agreement, effective upon the Closing, with respect to that certain Teaming Agreement dated as of March 10, 2010 between Seller and Optics 1, Inc., in the form of Exhibit J (the “Termination Agreement”), executed by Seller.
(b) Together with this Agreement, the Purchaser has delivered or caused to be delivered to the Seller the Termination Agreement, executed by Optics 1, Inc.
Section 2.11 Closing Deliveries.
(a) At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:
(i) a bill of sale in substantially the form of Exhibit A (the “Bill of Sale”) executed by the Seller;
(ii) an assignment and assumption agreement in substantially the form of Exhibit B (the “Assignment and Assumption Agreement”) executed by the Seller;
(iii) assignments of all Purchased Intellectual Property in substantially the forms of Exhibits C-1, C-2 and C-3 (collectively, the “IP Assignments”) executed by the Seller;
(iv) [INTENTIONALLY OMITTED];
(v) retention agreements in substantially the form attached hereto as Exhibit E, executed by four of the employees of the Seller identified by the Purchaser (collectively, the “Retention Agreements”);
(vi) a certificate in the form of Exhibit F, dated as of the Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Sections 6.1(a) through (f) and Section 6.1(h);

(vii) a certification in the form of Exhibit G executed by the Seller stating, under penalty of perjury, such Person’s U.S. employer identification number and address and that such Person is not a “foreign person” as defined in Section 1445 of the Code;
(viii) a certificate in substantially the form of Exhibit H of the secretary or assistant secretary of the Seller dated as of the Closing Date and attaching (A) the Seller’s charter and all amendments thereto, certified by the Secretary of State of the jurisdiction of the Seller’s incorporation not more than five Business Days prior to the Closing Date; (B) the Seller’s bylaws and all amendments thereto; (C) a certificate of good standing of the Seller certified by the Secretary of State of the jurisdiction of the Seller’s incorporation and each other jurisdiction where the Seller is authorized to do business in connection with the Business, each issued not more than seven Business Days prior to the Closing Date; (D) all resolutions of the Board of the Seller relating to this Agreement and the transactions contemplated by this Agreement; and (E) incumbency and signatures of the officers of the Seller executing this Agreement or any other agreement contemplated by this Agreement;
(ix) a receipt for the Initial Purchase Price paid in accordance with Section 2.5, in form reasonably satisfactory to the Purchaser;
(x) an escrow agreement by and among the Purchaser, the Seller and Escrow Agent, in substantially the form of Exhibit L (with such changes as may be reasonably requested by the Escrow Agent) (the “Escrow Agreement”), executed by the Seller;
(xi) technical data packages in form and substance reasonably acceptable to the Purchaser and Seller for each of the products described on Schedule 1.1(a); and
(xii) such other documents, instruments and agreements as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.
(b) At the Closing, the Purchaser will deliver or cause to be delivered to the Seller:
(i) by wire transfer of immediately available funds to an account designated by the Seller in writing no later than five Business Days prior to the Closing Date, the Initial Purchase Price as adjusted pursuant to Section 2.5(b), less (x) the Holdback Amount and (y) the amount paid to the Seller’s creditors per Section 5.6(b) (which shall include, without limitation, the payoff amounts to those Persons set forth on Section 6.1(g) of the Disclosure Schedules (but only to the extent such payoff amounts in the aggregate are less than the Initial Purchase Price minus the Holdback Amount);
(ii) the Bill of Sale and the IP Assignments, if any, that call for a signature by the Purchaser;
(iii) [INTENTIONALLY OMITTED];
(iv) the Assignment and Assumption Agreement, executed by the Purchaser;
(v) a certificate in the form of Exhibit K, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and (b);
(vi) the Escrow Agreement, executed by the Purchaser;
(vii) the Termination of Standstill Agreement and associated discharge of the Prepaid Amount; and

(viii) such other documents, instruments and agreements as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.
(c) At the Closing, the Purchaser will deliver or cause to be delivered:
(i) To the Escrow Agent, the Holdback Amount in accordance with the terms of the Escrow Agreement;
(ii) To the applicable creditors of the Seller, the amount paid to the Seller’s creditors per Section 5.6(b) (which shall include the payoff amounts to those Persons set forth on Schedule 6.1(g) (but only to the extent such payoff amounts in the aggregate are less than the Initial Purchase Price minus the Holdback Amount).
Section 2.12 Consents.
(a) Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to sell, convey, assign, assume, transfer or deliver any interest in any Purchased Asset, or any claim, right, benefit or obligation arising thereunder or resulting therefrom if a sale, conveyance, assignment, assumption, transfer or delivery, or an attempt to make such a sale, conveyance, assignment, assumption, transfer or delivery, without the Consent of a third party (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset or (iii) would, upon transfer, in any way adversely affect the rights of the Purchaser under such Purchased Asset. If the sale, conveyance, assignment, transfer or delivery by the Seller to the Purchaser of any interest in, or assumption by the Purchaser of any Liability under, any Purchased Asset requires the Consent of a third party, then such sale, conveyance, assignment, transfer, delivery or assumption will be subject to such Consent being obtained. Without limiting Section 2.12(b), if any Included Contract may not be assigned to the Purchaser by reason of the absence of any such Consent, the Purchaser will not be required to assume any Assumed Liability arising under such Included Contract.
(b) If any Consent in respect of a Purchased Asset has not been obtained on or before the Closing Date, the Seller will continue to use commercially reasonable efforts to obtain such Consent as promptly as practicable after the Closing until such time as such Consent has been obtained, and to cooperate in any lawful and reasonable arrangement which will provide the Purchaser the benefits of any such Purchased Asset, including subcontracting, licensing or sublicensing to the Purchaser any or all of the Seller’s rights with respect to such Purchased Asset and including the enforcement for the benefit of the Purchaser of any and all rights of the Seller against a third party thereunder. Once a Consent for the sale, conveyance, assignment, assumption, transfer and delivery of a Purchased Asset is obtained, the Seller will promptly assign, transfer, convey and deliver such Purchased Asset to the Purchaser, and the Purchaser will assume the obligations under such Purchased Asset assigned to the Purchaser from and after the date of assignment to the Purchaser pursuant to an assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement, which assignment and assumption agreement the parties will prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to the Purchaser. The Seller will pay and discharge, and will indemnify and hold the Purchaser harmless from and against, any and all out- of-pocket costs of seeking to obtain or obtaining any such Consent whether before or after the Closing Date. If and when such Consents are obtained or such other required actions have been taken, the transfer of such Purchased Asset will be effected in accordance with the terms of this Agreement.
(c) Nothing in this Section 2.12 will be deemed a waiver by the Purchaser of its right to have received on or before the Closing an effective assignment of all of the Purchased Assets or of the covenant of the Seller to obtain all Consents, nor will this Section 2.12 be deemed to constitute an agreement to exclude from the Purchased Assets any of the Assets described under Section 2.1

(d) The Seller and the Purchaser hereby acknowledge and agree that the Restricted Contracts described on Schedule 2.2(i), which Schedule shall be updated by the Seller and delivered to the Purchaser no less than five (5) Business Days prior to the Closing Date to reflect any Restricted Contracts entered into after the date hereof, relate to the Business, but are not legally transferrable to the Purchaser. Subject to the terms and conditions of this Agreement, including Section 8.7, the Seller agrees that at the time such Restricted Contract is completed or terminated, the Seller shall be obligated to promptly assign, transfer, convey and deliver all of the Intellectual Property and any other work product of the Seller resulting from its performance of such Restricted Contract to the Purchaser, at no additional cost to the Purchaser, and such items shall be deemed “Purchased Assets” for purposes of this Agreement.
Section 2.13 Escrow Agent and Escrow Agreement. Concurrently with the execution and delivery of the Escrow Agreement, and pursuant to applicable provisions thereof, the Escrow Agent will establish an escrow account to hold the Escrow Amount (the “Escrow Fund”) in trust pursuant to the Escrow Agreement free of any lien or other claim of any creditor of any of the parties which amount, plus any interest accrued thereon, will be payable to the Seller less (i) any amounts owed to the Purchaser with respect to any adjustments pursuant to Section 2.6 and (ii) any pending or paid indemnification claims asserted pursuant to Article 9, in accordance with the terms of this Agreement and the Escrow Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Purchaser that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 3 are true and correct, except as set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):
Section 3.1 Organization and Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct the Business as presently conducted by the Seller. The Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of the Business makes such qualification or licensure necessary. Section 3.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of each Seller’s jurisdiction of incorporation and the other jurisdictions in which it is authorized to do business in connection with the Business. The Seller has delivered to the Purchaser accurate and complete copies of the Seller’s certificate of incorporation and bylaws, as in effect as of the date of this Agreement, and the Seller is not in default under or in violation of any provision thereof.
Section 3.2 Authority and Enforceability.
(a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Seller other than stockholder approval of Seller as set forth in Section 5.8 (the “Stockholder Approval”). The Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Seller has all requisite corporate power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations under each such Ancillary Agreement. The execution, delivery and performance of each Ancillary Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Seller. On or prior to the Closing, the Seller will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Upon execution and delivery, each Ancillary Agreement will constitute the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
Section 3.3 No Conflict. Except as set forth on Section 3.3 of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the properties or assets of the Seller (including the Purchased Assets) under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the certificate of incorporation or bylaws or other applicable charter or organizational documents of the Seller or any resolution adopted by the Board or stockholders of the Seller, (ii) any Contract to which the Seller is a party, by which the Seller or any of its properties or assets (including the Purchased Assets) is bound or affected or pursuant to which the Seller is an obligor or a beneficiary or (iii) any Law, Judgment or Governmental Authorization applicable to the Seller or any of its businesses, properties or assets (including the Business or the Purchased Assets); or (b) require the Seller to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.
Section 3.4 Financial Statements.
(a) Attached as Section 3.4 of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):
(i) Audited consolidated comparative financial statements of the Seller as of October 3, 2010, including balance sheet (the “Balance Sheet”), income statement, statement of changes in stockholder equity and statement of cash flows for the periods then ended, including complete footnotes and auditor report thereon;
(ii) Unaudited condensed consolidated comparative financial statements of the Seller as of July 3, 2011 (the “July Financial Statements”), including balance sheet (the “July Balance Sheet”), statement of operations, statement of changes in stockholder equity and statement of cash flows for the nine months then ended; and
(iii) An unaudited unconsolidated (extracted) pro forma net asset sheet and pro forma product line contribution statement for the Business; including footnote disclosures for the nine months ended July 3, 2011 (the “Carve Out Financial Statements”).

(b) The Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Seller and have been prepared in accordance with GAAP, consistent with past practice and consistently applied throughout the periods involved, except that (i) the July Financial Statements and the Carve Out Financial Statements may not contain all notes required by GAAP and are subject to normal year-end adjustments; and (ii) the Carve Out Financial Statements have been calculated as described in Section 3.4(a)(iii). The Financial Statements fairly present the financial condition and results of operations of the Business as of the respective dates and for the periods indicated therein. The balance sheet included in the Carve Out Financial Statements does not include or reflect any assets or Liabilities not intended to constitute a part of the Business or the Purchased Assets after giving effect to the transactions contemplated by this Agreement. The statement of operations included in the Carve Out Financial Statements does not reflect the operations of any entity, division or business not intended to constitute a part of the Business after giving effect to the transactions contemplated by this Agreement, and reflects all costs that historically have been incurred by the Business (other than the Excluded Liabilities).
Section 3.5 Books and Records. To the extent relating to the Business, the books of account, minute books, stock record books and other records of the Seller, all of which have been made available to the Purchaser, are correct and complete in all material respects. To the extent relating to the Business, the minute books of the Seller contain accurate and complete records of all formal meetings held by, and corporate action taken by, the Seller’s stockholders, directors and directors’ committees.
Section 3.6 Accounts Receivable. All notes and accounts receivable of the Business are reflected properly on the Carve Out Financial Statements or the accounting records of the Business as of the Closing Date and have arisen from bona fide transactions in the ordinary course of the Business. Such notes and accounts receivable will as of the Closing Date be current and collectible, net of the respective reserve set forth in the corresponding line items on the Carve Out Financial Statements or on the accounting records of the Business as of the Closing Date, as the case may be (which reserves have been calculated consistent with the past custom and practice of the Seller in connection with the Business), with the exception of any receivables owed to the Seller by the Purchaser. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of the Business, relating to the amount or validity of such note or account receivable. Section 3.6 of the Seller Disclosure Schedule sets forth an accurate and complete list and the aging of all notes and accounts receivable of the Business as of the date of the Carve Out Financial Statements.
Section 3.7 Inventories. All inventories of the Seller used in or held for use in connection with, necessary for or relating to the Business are of a quality and quantity usable and, with respect to inventory of finished goods only, are salable in the ordinary course of the Business. The inventory of finished goods is not slow moving (as determined in accordance with prior practices), obsolete, damaged, defective, subject to any reserve for inventory on the face of the Balance Sheet as adjusted for the passage of time through the date of this Agreement. The values at which such inventories are carried reflect the inventory valuation policy of the Seller in connection with the Business, which is in accordance with GAAP. All inventories are maintained at the facilities of the Seller, and no inventory is held on a consignment basis. The Seller has no commitments to purchase inventory for or relating to the Business other than in the ordinary course of the Business, which for the avoidance of doubt, includes inventory purchases in order to fulfill any outstanding orders by the Purchaser or its Affiliates.
Section 3.8 No Undisclosed Liabilities. The Seller has no Liabilities in connection with, arising out of or relating to the Business except for (a) Liabilities accrued or expressly reserved for in line items on the July Balance Sheet (b) current Liabilities incurred in the ordinary course of the Business after the date of the July Balance Sheet, and (c) Liabilities that occurred after the shipment of Inventory to Purchaser or its Affiliates; in each case, which do not exceed $25,000 individually or $50,000 in the aggregate.

Section 3.9 Absence of Certain Changes and Events. Since the date of the July Balance Sheet, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the July Balance Sheet, except as set forth in Section 3.9 of the Seller Disclosure Schedule or as specifically contemplated by this Agreement, there has not been any:
(a) amendment or authorization of any amendment to the articles of incorporation or bylaws or other applicable charter or organizational documents of the Seller in a manner that could be expected to delay or otherwise interfere with the consummation of the transactions contemplated by this Agreement;
(b) (i) issuance, incurrence, assumption, guarantee or amendment of any Indebtedness used or held for use in connection with, necessary for or relating to the Business, (ii) loans, advances (other than routine advances to employees of the Seller in the ordinary course of the Business) or capital contributions to, or investment in, any other Person in connection with or relating to the Business, or (iii) entry by the Seller into any hedging Contract or other financial agreement or arrangement designed to protect the Business against fluctuations in commodities prices or exchange rates;
(c) sale, lease, license, pledge or other disposition of, or Encumbrance on, any of the material properties or assets of the Seller used or held for use in connection with, necessary for or relating to the Business (other than sales of inventory in the ordinary course of the Business);
(d) acquisition of any properties or assets that are material to the Business individually or in the aggregate, except purchases of inventory and in the ordinary course of the Business or the acquisition of calibration ovens and related equipment used in the Business;
(e) damage to, or destruction or loss of, any of the properties or assets of the Seller used or held for use in connection with, necessary for or relating to the Business with an aggregate value to the Seller in excess of $10,000 individually or $25,000 in the aggregate, whether or not covered by insurance;
(f) entry into, modification, acceleration, cancellation or termination of, or receipt of notice of cancellation or termination of, any Contract (or series of related Contracts) used or held for use in connection with, necessary for or relating to the Business which involves a total remaining commitment by or to the Seller of at least $10,000 individually or $25,000 in the aggregate, or otherwise outside the ordinary course of the Business;
(g) (i) except as required by Law, adoption, entry into, termination or amendment of any Seller Plan, collective bargaining agreement or employment, severance or similar Contract applicable to the Business Employees (as defined in Section 3.17(a)) (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any Business Employee, (iii) amendment or acceleration by the Seller of the payment, right to payment or vesting of any compensation or benefits applicable to any Business Employee, (iv) payment by the Seller of any material benefit not provided for as of the date of this Agreement under any Seller Plan to any Business Employee, (v) grant by the Seller of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan applicable to any Business Employee, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Seller Plans or Contracts or awards made thereunder or (vi) any action by the Seller other than in the ordinary course of the Business to fund or in any other way secure the payment of compensation or benefits under any Seller Plan to any Business Employee;
(h) cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) used or held for use in connection with, necessary for or relating to the Business with a value to the Seller exceeding $25,000 individually or $50,000 in the aggregate or otherwise outside the ordinary course of the Business;

(i) settlement or compromise in connection with any Proceeding involving the Seller and arising in connection with the operation of the Business or otherwise relating to the Business, the Purchased Assets or the Assumed Liabilities;
(j) capital expenditure or other expenditure with respect to property, plant or equipment used in or held for use in connection with, necessary for or relating to the Business in excess of $25,000 individually or $50,000 in the aggregate;
(k) change in the Seller’s accounting principles, methods or practices or investment practices in connection with or relating to the Business, including any changes as were necessary to conform with GAAP;
(l) change in payment or processing practices or policies regarding intercompany transactions;
(m) acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable, other than those owed by the Purchaser or its Affiliates, in connection with or relating to the Business;
(n) making or rescission by the Seller of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return, in each case in connection with or relating to the Business; or
(o) agreement by the Seller, whether in writing or otherwise, to do any of the foregoing.
Section 3.10 Operation of the Business. Since October 3, 2010, the Seller has conducted the Business only through the Seller and not through any other divisions or any direct or indirect subsidiary or Affiliate of the Seller and no part of the Business is operated by the Seller through any Person other than the Seller.
Section 3.11 Assets. The Seller has good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances. Other than the Leased Real Property, the Purchased Assets constitute all of the properties and assets used in or necessary to conduct the Business as conducted currently and as currently planned to be conducted by the Seller. None of the Excluded Assets is material to the Business as it is currently conducted. Each tangible asset included in the Purchased Assets is in all material respects in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being currently use and has been maintained in accordance with normal industry practices.
Section 3.12 Leased Real Property.
(a) The Seller does not own any real property, nor has the Seller ever owned any real property, that is or has been used in connection with the Business.
(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth an accurate and complete list (by street address of the subject leased real property, the date, parties and term of the lease) of all real property that is leased or otherwise occupied by the Seller in connection with the Business (the “Leased Real Property”). The Seller holds valid leasehold interests in the Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. The Seller has delivered to the Purchaser accurate and complete copies of all leases relating to the Leased Real Property. With respect to each such Leased Real Property, the Seller has not exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such lease. The rental set forth in each lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. Each lease of the Leased Real Property grants the tenant under the lease the exclusive right to use and occupy the demised premises thereunder.

(c) The Seller is in peaceful and undisturbed possession of the Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of the Seller to use such Leased Real Property for the purposes for which it is currently being used in connection with the Business. The Seller has not subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property, and the Seller has received no notice, and the Seller has no Knowledge, of any claim of any Person to the contrary.
(d) Use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable urbanization, zoning and other land use Laws in all material respects and is not subject to “permitted non-conforming” use or structure classifications. All buildings, structures, fixtures and other improvements included in the Leased Real Property (collectively, the “Improvements”) are in material compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements and the disabled. To Seller’s Knowledge, no part of any Improvement encroaches on, or otherwise conflicts with the property rights of, any real property not included in the Leased Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Leased Real Property, or otherwise conflict with the property rights and construction requirements of the Seller. To Seller’s Knowledge each parcel of Leased Real Property (i) abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of Leased Real Property and comprising a part of the Leased Real Property, (ii) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvement located on such parcel and the operation of the Business thereon and (iii) is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To Seller’s Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing, proposed or threatened eminent domain or other Proceeding that would result in the taking of all or any part of any Leased Real Property or that would prevent or hinder the continued use and enjoyment of any Leased Real Property as currently used in the conduct of the Business.
(e) The Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, except for such defects that do not impair the Seller’s ability to conduct the Business as currently conducted. The Leased Real Property constitutes all real property currently used in connection with, necessary for or relating to the Business as currently conducted and as currently planned to be conducted by the Seller.
Section 3.13 Intellectual Property.
(a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Seller owns or otherwise possesses valid and legally enforceable rights to use the Purchased Intellectual Property as it is currently being used in the Business. The Purchased Intellectual Property constitutes all of the Intellectual Property used or held for use in connection with, necessary for or relating to the Business as currently conducted by the Seller other than the Excluded Intellectual Property, including, but not limited to, all Intellectual Property rights necessary to enable the calibration of the COTI cameras in the manner in which such calibration is currently conducted.

(b) Section 3.13(b) of the Seller Disclosure Schedule sets forth an accurate and complete list (by name and owner, and where applicable, registration number and jurisdiction of registration, application, certification and filing) of all of the Purchased Intellectual Property, other than the Third Party Intellectual Property listed in the Seller Disclosure Schedule pursuant to Section 3.13(c), that is owned by the Seller (the “Owned Intellectual Property”), including (i) all patents and patent applications, invention disclosures, registered and unregistered trademarks and service marks (including Internet domain names) and applications for the same, trade names, corporate names and copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed) and (ii) all computer software items (provided the Seller need not separately list licenses of Internally Used Shrinkwrap Software). The Seller is the sole owner of all right, title and interest in the Owned Intellectual Property, including ownership of pending and accrued causes of action for infringement and misappropriation and the sole and exclusive right to bring actions for infringement and misappropriation, and immediately after the Closing, the Purchaser will be the sole owner of, and will have valid title to, the Owned Intellectual Property, and will have the full right to use, license and transfer the Purchased Intellectual Property in the same manner and on the same terms and conditions that the Seller had immediately prior to the Closing. The Seller has not (x) transferred ownership of, or granted an exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Owned Intellectual Property to any other Person or (y) permitted any of its rights in such Owned Intellectual Property to enter into the public domain. There are no Contracts under which the Seller has licensed or otherwise granted rights in any of the Owned Intellectual Property to any Person.
(c) Section 3.13(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property used in connection with, necessary for or relating to the Business that any third party has licensed or sublicensed to the Seller or otherwise authorized the Seller to use (the “Third Party Intellectual Property”), including a list of the related Contracts (provided the Seller need not separately list licenses of Internally Used Shrinkwrap Software). The Seller has not granted any sublicense or similar right with respect to any such Third Party Intellectual Property. No third party that has licensed Third Party Intellectual Property to the Seller has ownership rights or license rights to improvements or derivative works made by or for the Seller based on such Third Party Intellectual Property.
(d) The Owned Intellectual Property is free of all payment obligations and other Encumbrances and is not subject to any Judgments or limitations or restrictions on use or otherwise. To Seller’s Knowledge, no Person has any rights in the Owned Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of any of the Seller’s rights in the Owned Intellectual Property. There is no Proceeding, Judgment, Contract or other arrangement pending, or to the Seller’s Knowledge, threatened, that prohibits or restricts the Seller from carrying on the Business, or any portion of it, anywhere in the world or from any use of the Purchased Intellectual Property.
(e) All patents and registered and unregistered trademarks, service marks and copyrights included in the Purchased Intellectual Property are valid and subsisting under applicable Law for those respective categories of Intellectual Property. To Seller’s Knowledge, no event has occurred or circumstance exists that could render any of the Purchased Intellectual Property invalid or unenforceable. All necessary registration, maintenance and renewal fees in connection with each item of Owned Intellectual Property have been made and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities for purposes of maintaining such Intellectual Property. There are no actions that must be taken within sixty (60) days of the Closing Date for the purposes of maintaining, perfecting, preserving or renewing any such Intellectual Property, including the payment of any registration, maintenance, annuity or renewal fees or the filing of any documents, applications or certificates. All material patent, trademark, service mark and copyright applications with respect to the Owned Intellectual Property have been duly filed and maintained. The Seller has provided access to or delivered to the Purchaser: (i) all files with respect to patents, patent applications and invention disclosures, each as amended to date, included in the Owned Intellectual Property; (ii) all files with respect to trademark registrations and applications, each as amended to date, included in the Owned Intellectual Property; and (iii) accurate and complete copies of all maintenance documents and all other written documentation evidencing ownership and prosecution of each such item.
(f) The Seller has not agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Losses resulting or arising from the Purchased Intellectual Property, except under those Contracts summarized or described in Section 3.13(c) of the Seller Disclosure Schedule.
(g) To the Seller’s Knowledge, no Person has used, disclosed, infringed or misappropriated any of the Purchased Intellectual Property, other than authorized uses and disclosures in accordance with the Contracts described in Sections 3.13(b) and 3.13(c) of the Seller Disclosure Schedule. Immediately after the Closing, to Seller’s Knowledge, the Purchaser will have sole rights to bring actions for infringement or misappropriation of the Owned Intellectual Property. The Seller has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Purchased Intellectual Property or breach of any Contract involving the Purchased Intellectual Property.
(h) Neither the conduct of the Business nor the Seller’s creation, use, license or other transfer of the Purchased Intellectual Property infringe or misappropriate any other Person’s Intellectual Property rights or constitute unfair competition or unfair trade practices under any Law. The Seller has not received notice of any pending or threatened Proceeding or any allegation or claim in which any Person alleges that the Seller, the Business or the Purchased Intellectual Property has violated any Person’s Intellectual Property rights. There are no pending disputes between the Seller and any other Person relating to the Purchased Intellectual Property.
(i) The Seller has taken all commercially reasonable steps necessary to protect, preserve and maintain the confidentiality of all material trade secrets and confidential business information included in the Purchased Intellectual Property. All Persons who have received material trade secrets or other material confidential business information of the Seller have entered into written confidentiality agreements with the Seller to protect the secret or confidential status of such information, and to Seller’s Knowledge, no Person has defaulted under or breached any term of any such agreement. The Seller has taken all commercially reasonable steps necessary to comply with all duties of the Seller to protect the confidentiality of information provided to the Seller by any other Person. In each case in which the Seller has acquired any of the Owned Intellectual Property through or from any current or former employee, consultant, independent contractor or other Person, the Seller has obtained a valid and enforceable written assignment agreement, substantially in the form set forth in Section 3.13(i) of the Seller Disclosure Schedule, sufficient to irrevocably transfer all rights, title and interest in that Intellectual Property to the Seller to the extent any such rights did not become the sole property of the Seller by operation of Law. To Seller’s Knowledge, none of those current or former employees, consultants, independent contractors or other Persons has violated any of those agreements.
(j) The Seller takes commercially reasonable steps at all times to assure that all software and data residing on its computer networks or licensed or otherwise distributed to customers in connection with or relating to the Business is free of viruses and other disruptive technological means. To Seller’s Knowledge, none of the Purchased Intellectual Property contains any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

(k) Except as set forth on Section 3.13(k)(i) of the Seller Disclosure Schedule, the computer software source and object code underlying or utilized in connection with the Owned Intellectual Property does not incorporate, depend upon or require for its functionality any source or object code or other Intellectual Property that is not wholly-owned by the Seller. Except as set forth on Section 3.13(k)(ii) of the Seller Disclosure Schedule, none of the Purchased Intellectual Property was developed using any university funding or facilities, nor was it obtained from a university. The Seller is not a member of, nor is obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members. Except as set forth on Section 3.13(k)(iii) of the Seller Disclosure Schedule, none of the Purchased Intellectual Property (other than the Third Party Intellectual Property) includes any software of the type commonly referred to as “freeware” or “shareware,” or that is subject to any form of “GNU,” “Mozilla,” or other public license. None of the Purchased Intellectual Property that is material to the Business (including any patents and patent applications included in the Purchased Intellectual Property listed on Schedule 2.1(c) or any other registered Purchased Intellectual Property) was fully funded by or obtained from a Governmental Authority.
Section 3.14 Contracts.
(a) Section 3.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) used in connection with, necessary for or relating to the Business to which the Seller is a party, by which the Seller or any of the Purchased Assets is bound or affected or pursuant to which the Seller is an obligor or a beneficiary, which:
(i) is for the purchase or sale of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than one year or involves an amount or value in excess of $10,000 individually or $25,000 in the aggregate or is otherwise not in the ordinary course of Business;
(ii) is for capital expenditures in excess of $10,000 individually or $25,000 in the aggregate;
(iii) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of the Business;
(iv) is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and a term of less than one year);
(v) is a license or other Contract under which (A) the Seller has licensed or otherwise granted rights in any Purchased Intellectual Property to any Person or (B) any Person has licensed or sublicensed to the Seller, or otherwise authorized the Seller to use, any Third Party Intellectual Property (other than licenses of Internally Used Shrinkwrap Software);
(vi) `is for the employment of, or receipt of any services from, any Person engaged in the Business on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000;

(vii) provides for severance, termination or similar pay to any current or former directors, officers, employees or consultants or other independent contractors of the Seller who are engaged in the Business;
(viii) provides for a loan or advance of any amount to any director or officer of the Seller engaged in the Business, other than advances for travel and other appropriate business expenses in the ordinary course of the Business;
(ix) licenses any Person to manufacture or reproduce any of the Business’ products, services or technology or any Contract to sell or distribute any of the Business’ products, services or technology;
(x) is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses of the Business or pursuant to which the Seller has any ownership interest in any other Person or business enterprise;
(xi) contains any covenant limiting the right of the Seller to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute the Seller’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Seller to make, sell or distribute any products or services related to the Business;
(xii) involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Seller or the Business;
(xiii) is a power of attorney granted by or on behalf of the Seller;
(xiv) is with a Governmental Authority;
(xv) is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Seller other than in the ordinary course of the Business;
(xvi) is a settlement agreement with respect to any pending or threatened Proceeding entered into within five years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Seller in the ordinary course of the Business in connection with routine cessation of such employee’s or independent contractor’s employment with or retention by the Seller or (B) settlement agreements for cash only (which has been paid) and does not exceed $25,000 as to such settlement;
(xvii) was entered into other than in the ordinary course of the Business and that involves an amount or value in excess of $25,000 or contains or provides for an express undertaking by the Seller to be responsible for consequential damages; or
(xviii) is otherwise material to the Business, Purchased Assets or Assumed Liabilities or under which the consequences of a default or termination could have a Material Adverse Effect.

(b) The Seller has delivered to the Purchaser an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each Contract required to be listed in Schedule 2.1(e) and Section 3.14(a) of the Seller Disclosure Schedule. With respect to each such Contract required to be listed:
(i) the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms. and except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity;
(ii) the Seller and, to the Seller’s Knowledge, the other parties to the Contract have performed all of their respective material obligations required to be performed under the Contract;
(iii) neither the Seller nor, to the Seller’s Knowledge, any other party to the Contract is in material breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a material breach or default by the Seller or, to the Seller’s Knowledge, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Purchased Assets under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has the Seller given or received notice or other communication alleging the same; and
(iv) the Contract is not under negotiation (nor has written demand for any renegotiation been made), and to Seller’s Knowledge, no party has repudiated any portion of the Contract and the Seller has no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.
(c) To the Seller’s Knowledge, no director, agent, employee or consultant or other independent contractor of the Seller is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Business, (ii) his or her ability to assign to the Seller rights to any invention, improvement, discovery or information used or held for use in connection with, necessary for or relating to the Business or (iii) the ability of the Seller to conduct the Business, or any portion thereof, as currently conducted or as currently proposed to be conducted.
(d) The Seller is not party to any Classified Contracts in connection with or otherwise relating to the Business.
Section 3.15 Tax Matters. (a) The Seller has timely filed all Tax Returns that it was required to file in connection with or relating to the Business in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. The Seller has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return) arising in connection with or relating to the Business. No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file a Tax Return that it is or may be subject to taxation by that jurisdiction in connection with or relating to the Business. The Seller has not requested an extension of time within which to file any Tax Return in connection with or relating to the Business which has not since been filed. The Seller has delivered to the Purchaser accurate and complete copies of all Tax Returns of the Seller and its predecessors) in connection with or relating to the Business for the fiscal years ended October 3, 2010, September 27, 2009 and September 28, 2008.
(b) The Seller has not or will not have additional Liability for Taxes with respect to any Tax Return in connection with or relating to the Business which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in line items on the Balance Sheet. The amounts reflected as Liabilities in line items on the Balance Sheet for all Taxes in connection with or relating to the Business are adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, the period ended on and including the Closing Date. Since October 3, 2010, the Seller has not incurred any Liability for Taxes in connection with or relating to the Business arising from extraordinary gains or losses, as that term is used in GAAP.

(c) All Taxes arising in connection with or relating to the Business that the Seller is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.
(d) To the Seller’s Knowledge, no Governmental Authority will assess any additional Taxes in connection with or relating to the Business for any period for which Tax Returns have been filed and to Seller’s Knowledge, there exists no valid basis for any such assessment. No federal, state, local or foreign audits or other Proceedings are pending or being conducted in connection with or relating to the Business, nor has the Seller received any (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any Governmental Authority against the Seller, with respect to any Taxes due from or with respect to the Seller in connection with or relating to the Business or any Tax Return filed by or with respect to the Seller in connection with or relating to the Business. The Seller has not granted or been requested to grant any waiver of any statutes of limitations applicable to any material claim for Taxes or with respect to any material Tax assessment or deficiency in connection with or relating to the Business. The Seller has delivered to the Purchaser accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Seller in connection with or relating to the Business since September 27, 2009.
(e) All Tax deficiencies that have been claimed, proposed or asserted in writing against the Seller in connection with or relating to the Business have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.
(f) No position has been taken on any Tax Return in connection with or relating to the Business for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Seller. The Seller has disclosed on its federal income Tax Returns in connection with or relating to the Business all positions taken therein that could give rise to a substantial understatement of income Tax under Section 6662 of the Code.
(g) The Seller in connection or relating to the Business: (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes; (ii) does not own a single member limited liability company which is treated as a disregarded entity; (iii) is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law); (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law) or (v) is not a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(h) None of the Purchased Assets constitutes Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code. None of the Purchased Assets is subject to a lease, safe harbor lease or other arrangement as result of which the Seller is not treated as the owner of such Purchased Asset for federal income Tax purposes.
(i) There are no Encumbrances upon any of the Purchased Assets arising from any failure or alleged failure to pay any Tax (other than statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the balance sheet included in the Carve Out Financial Statements).
(j) Section 3.15(m) of the Seller Disclosure Schedule sets forth an accurate and complete list of all material elections with respect to Taxes affecting the Business or any of the Purchased Assets. There are no outstanding rulings of, or requests for rulings with, any Tax authority expressly addressed to the Seller or any Affiliate of the Seller that are, or if issued would be, binding upon the Purchaser for any Tax period or portion thereof beginning after the Closing Date.
Section 3.16 Employee Benefit Matters. Section 3.16 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Seller Plans under which any of the Business Employees(or their beneficiaries) are eligible to participate or derive a benefit. The Seller has delivered to the Purchaser accurate and complete copies of all Seller Plans listed on Section 3.16 of the Seller Disclosure Schedule. Each Seller Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS. Each Seller Plan has been operated in all material respects in accordance with applicable Law. None of the Purchased Assets is subject to any Encumbrance in favor of, or enforceable by, the Pension Benefit Guaranty Corporation. Neither the Seller nor any ERISA Affiliate has ever sponsored, maintained or contributed to any Pension Plan subject to Title IV of ERISA or any multiemployer plan as defined in Section 3(37)(A) of ERISA.
Section 3.17 Employment and Labor Matters.
(a) Section 3.17(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees, temporary employees and independent contractors currently performing services for the Business (including each employee on leave of absence or layoff status) (each of such persons being a “Business Employee” and collectively, the “Business Employees”) along with the position, date of hire, compensation and bonuses (deferred, contingent or otherwise), benefits, scheduled or contemplated increases in compensation and benefits, scheduled or contemplated promotions, full-time or part-time status, exempt or non-exempt classification, notice and severance payments in the event of termination of employment, change in control, retention and other like benefits paid or payable (in cash or otherwise), accrued but unused sick and vacation leave or paid time off, work authorization with respect to such Persons and service credited for purposes of vesting and eligibility to participate under any Seller Plan with respect to such Persons. To the Seller’s Knowledge, no Business Employee intends to terminate his, her or their employment with the Seller.
(b) Neither the Seller nor any ERISA Affiliate is, or has been, a party to or bound by any collective bargaining, employee representative or other Contract with any labor union, works council or representative of any employee group, in any case involving Persons employed or retained in the operation of the Business, nor is any such Contract being negotiated by the Seller or any ERISA Affiliate. The Seller has no Knowledge of any union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any employees of the Seller employed in the operation of the Business. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(c) Since December 31, 2005, the Seller has not experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute related to the Business, nor to the Seller’s Knowledge, is any such action threatened, in any case that involve Persons employed or retained in the operation of the Business. To the Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any such action, nor does the Seller contemplate a lockout of any employees engaged in the operation of the Business.
(d) The Seller has complied in all material respects with all applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, (including overtime), working hours, meal and rest breaks, worker classification, benefits, workers’ compensation, tax withholding contractual obligations, the payment of social security and similar Taxes, employee termination (actual or constructive), occupational safety, plant closing and changes in operations, in each case in connection with any of the Business Employees.
(e) The Business Employees are authorized and have appropriate documentation to work in the United States and are considered “U.S. persons,” as defined in the United States International Traffic in Arms Regulations. Section 3.17(e) of the Seller Disclosure Schedule sets forth an accurate and complete list of all the Business Employees of the Seller who are not United States Citizens or permanent residents of the United States. Each of the Business Employees required to be listed on Section 3.17(e) of the Seller Disclosure Schedule is authorized under applicable U.S. immigration Laws to work in his or her current position for the Seller.
(f) There is no Proceeding pending or, to the Seller’s Knowledge, threatened against or affecting the Seller relating to the alleged violation by the Seller (or its directors or officers) of any Law pertaining to labor relations or employment matters in connection with or relating to the Business. The Seller has not in connection with or relating to the Business committed any unfair labor practice, nor has there has been any charge or complaint of unfair labor practice filed or, to the Seller’s Knowledge, threatened against the Seller before the National Labor Relations Board or any other Governmental Authority. There has been no complaint, claim or charge of discrimination filed or, to the Seller’s Knowledge, threatened, against the Seller with the Equal Employment Opportunity Commission or any other Governmental Authority in connection with or relating to the Business.
(g) Except as set forth on Section 3.17 of the Seller Disclosure Schedule, since October 3, 2008, the Seller has not implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to the Purchaser. Section 3.17(g) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees of the Seller engaged in the Business who have been terminated or laid off, or whose hours of work have been reduced by more than 50% by the Seller, in the six months prior to the date of this Agreement.
Section 3.18 Environmental, Health and Safety Matters. The Seller and its predecessors and Affiliates are, and at all times have been, in compliance in all material respects with all, and not subject to any material Liability under any, Environmental Laws and Occupational Safety and Health Laws applicable to the Business or the Purchased Assets. The Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Laws or Occupational Safety and Health Laws, including any investigatory, remedial or corrective obligations relating to the Seller, the Business or any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Seller in connection with or relating to the Business. No Hazardous Materials, contamination, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well is present or, to the Seller’s Knowledge, has ever been present at the Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Seller and used in or held for use in connection with, necessary for or relating to the Business. No member of the Seller Group nor their respective predecessors or Affiliates has in connection with or relating to the Business treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any Hazardous Materials. Neither this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will result in any obligation for notification to or Consent of any Governmental Authority or other Person, pursuant to any of the so-called “transaction-triggered or “responsible property transfer” Environmental Laws.
Section 3.19 Compliance with Laws, Judgments and Governmental Authorizations.
(a) Without limiting the scope of any other representation in this Agreement, the Seller is in compliance and has complied in all material respects with all, and the Seller has not violated in any material respect any, Laws, Judgments or Governmental Authorizations applicable to the conduct of the Business or the ownership or use of any of its properties or assets used or held for use in connection with, necessary for or relating to the Business. The Seller has not received at any time since December 31, 2005 any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment or Governmental Authorization, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, or any actual, alleged or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with the conduct of the Business or the ownership or use of any of its properties or assets used or held for use in connection with, necessary for or relating to the Business.
(b) Section 3.19(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Governmental Authorizations held by the Seller that are necessary for, or that otherwise relate to the Business as currently conducted or the ownership or use of any of the Purchased Assets, all of which are valid and in full force and effect. The Governmental Authorizations listed in Section 3.19(b) of the Seller Disclosure Schedule collectively constitute all of the Governmental Authorizations (other than security clearances), necessary to conduct the Business lawfully in the manner in which the Seller currently conducts the Business and to permit the Seller to own and use the Purchased Assets in the manner in which they currently own and use such assets.
(c) Section 3.19(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of all material Judgments to which the Business, any of the properties or assets used or held for use in connection with, necessary for or relating to the Business, or the Seller in connection with or relating to the Business is or has been subject. To the Seller’s Knowledge, no director, officer, employee or agent of the Seller employed or retained in the operation of the Business is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the Business.
Section 3.20 Legal Proceedings. Section 3.20 of the Seller Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings (a) by or against the Seller or that otherwise relate to or could reasonably be expected to affect the Business or the Purchased Assets, (b) to the Seller’s Knowledge, by or against any of the directors or officers of the Seller in their capacities as such and that relate to or could reasonably be expected to affect the Business, the Purchased Assets or the Assumed Liabilities or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Seller’s Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Seller has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings. Such Proceedings will not, in the aggregate, have a Material Adverse Effect.

Section 3.21 Customers and Suppliers.
(a) Section 3.21(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) the names and addresses of all customers that ordered goods and services from the Business with an aggregate value for each such customer of $25,000 or more during the 12-month period ended October 3, 2010 and the 39 weeks ended July 3, 2011; and (ii) the amount for which each such customer was invoiced during each such period.
(b) Section 3.21(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) the names and addresses of all suppliers (including the Seller and any of its Affiliates) from which the Business ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $25,000 or more during the 39 weeks ended July 3, 2011 and (ii) the amount for which each such supplier invoiced the Business during such period. The Seller has not received any notice and has no reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods and services to the Purchaser at any time after the Closing on terms and conditions similar to those used in its current sales to the Business, subject to general and customary price increases. To the Seller’s Knowledge, no supplier of the Business described in clause (i) of the first sentence of this subsection (b) has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.
Section 3.22 Product Warranty. Section 3.22 of the Seller Disclosure Schedule sets forth all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Seller in connection with any products manufactured, sold, licensed, leased or delivered by the Seller in connection with the Business. No product manufactured, sold, licensed, leased or delivered by the Seller in connection with the Business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 3.22 of the Seller Disclosure Schedule. Each product manufactured, sold, licensed, leased or delivered by the Seller in connection with the Business at all times has been in conformity in all material respects with all applicable contractual commitments and all express warranties. To Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against it for replacement or repair thereof or other damages in connection with the Business, except as has been reserved for product warranty claims set forth in the corresponding line item in the Carve Out Financial Statements, as adjusted for the passage of time through the Closing Date in the ordinary course of the Business, consistent with the past custom and practice of the Seller in connection with the Business.
Section 3.23 Product Liability. To Seller’s Knowledge, the Seller has no Liability (and no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Seller in connection with the Business.

Section 3.24 Insurance. Section 3.24 of the Seller Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Seller, or under which the Seller has been the beneficiary of coverage at any time within the past five years, in each case with respect to the Business or the Purchased Assets. All premiums due and payable under such certificates of insurance, binders and policies have been paid and the Seller is otherwise in compliance with the terms thereof. The Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any such certificate of insurance, binder or policy. Section 3.24(a) of the Seller Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Seller related to the Business pursuant to any such certificate of insurance, binder or policy since December 31, 2005 and describes the nature and status of the claims. The Seller has not failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Section 3.24 of the Seller Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer. The Seller maintains, and at all times during the past five years has maintained, in full force and effect, certificates of insurance, binders and policies, of such types and in such amounts and for such risks, casualties and contingencies, that are (i) reasonably adequate to maintain its operations of the Business and the Purchased Assets and (ii) sufficient to comply with all insurance coverage obligations of the Seller under any Contract to which it is a party. The Seller has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program related to the Business.
Section 3.25 Related Party Transactions.
(a) Section 3.25(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Contracts, transfers of assets or Liabilities or other commitments or transactions relating to the Business, whether or not entered into in the ordinary course of the Business, to or by which the Seller, on the one hand, and any Affiliate of the Seller on the other hand, is or has been a party or otherwise bound or affected. Each Contract, transfer of assets or Liabilities or other commitment or transaction required to be set forth in Section 3.25(a) of the Seller Disclosure Schedule was on terms and conditions as favorable to the Business as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.
(b) No director, officer, employee or 5% or greater stockholder of the Seller, or Affiliate of any such stockholder, director, officer or employee, (i) owns or since December 31, 2005 has owned, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any material property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Business, (B) any Person that has had business dealings or a material financial interest in any transaction with the Seller pertaining to the Business or (C) any Person that is a supplier, customer or competitor of the Seller except for securities having no more than 1% of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) has had since December 31, 2005 business dealings or a material financial interest in any transaction with the Seller pertaining to the Business, other than, in the case of employees of the Seller, salaries and employee benefits and other transactions pursuant to any Seller Plans in the ordinary course of the Business or (iii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Seller.
Section 3.26 No Guarantees. None of the Liabilities of the Business or of the Seller incurred in connection with or relating to the Business is guaranteed by or subject to a similar contingent obligation of any other Person. The Seller has not in connection with the Business guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of the Seller or any Affiliate of the Seller in connection with or relating to the Business or the Purchased Assets.
Section 3.27 Brokers or Finders. Neither the Seller, nor any Person acting on behalf of the Seller has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 3.28 Solvency. The Seller is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section, “insolvent” means, with respect to any Person, that the sum of the debts and other probable Liabilities of such Person exceeds the present fair saleable value of such Person’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (b) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (c) the Seller will have assets (calculated at fair market value) that exceed its Liabilities and (d) taking into account all pending and threatened litigation, no final Judgments against the Seller in actions for money damages are reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such Judgments promptly in accordance with their terms (taking into account the maximum probable amount of such Judgments in any such actions and the earliest reasonable time at which such Judgments might be rendered) as well as all other obligations of the Seller.
Section 3.29 Opinion of Financial Advisors. The Seller has received the opinion of Klein Farber, dated as of the date of this Agreement, to the effect that, as of such date, the Purchase Price is fair, from a financial point of view, to the Seller, a signed copy of which opinion has been delivered to the Seller’s Board and to the Purchaser.
Section 3.30 Disclosure. No representation or warranty of the Seller in this Agreement, and no statement made by the Seller in the Seller Disclosure Schedule, the Ancillary Agreements, or any certificate, instrument or other document delivered by or on behalf of the Seller pursuant to this Agreement or any Ancillary Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. The Seller has no Knowledge of any fact or circumstance that has specific application to the Seller or the Business (other than general economic or industry conditions that do not affect the Seller or the Business uniquely) and that could have a Material Adverse Effect that has not been set forth in this Agreement or the Seller Disclosure Schedule.
Section 3.31 Government Contracts relating to the Business.
(a) Each quotation, bid or proposal by the Seller relating to the Business whereby payments in excess of $50,000 are contemplated which, if accepted or awarded, would lead to a Government Contract (a “Bid”) which is outstanding and which has been submitted to any Governmental Body or any proposed prime contractor under an existing or proposed prime government contract is set forth in Section 3.31(a) of the Disclosure Schedules.
(b) With respect to each Government Contract or Bid relating to the Business, (i) the Seller has complied in all material respects with all requirements of all Laws or Contracts pertaining to such Government Contract or Bid, (ii) all facts, representations and certifications executed, acknowledged, set forth in or pertaining to such Government Contract or Bid were current, complete and accurate in all material respects as of their effective date and the Seller has complied with all such representations and certifications, (iii) the Seller has not received notice from a Governmental Authority or any prime contractor, subcontractor or other Person that the Seller has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Bid, (iv) other than in the ordinary course of a Governmental Authority audit process, no cost incurred by the Seller pertaining to such Government Contract has been questioned or challenged, is the subject of any investigation or has been disallowed by any Governmental Authority and (v) no Governmental Authority, and no prime contractor or higher-tier subcontractor of any Governmental Authority, has withheld or set off or threatened to withhold or set off, any amount due to the Seller under any Government Contract other than routine retentions that are not in dispute.

(c) (i) Neither the Seller, nor to Seller’s Knowledge, any current or former employee or other service provider, including consultants, directors, distributors, officers, agents and independent contractors of the Seller is or has been under administrative, civil or criminal investigation, indictment, audit or information by any Governmental Authority relating to any Government Contract or Bid relating to the Business, and to the Knowledge of the Seller, there is no basis for any impending administrative, civil or criminal investigation, indictment, audit or information by any Governmental Authority relating to any Government Contract or Bid related to the Business, (ii) the Seller has not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged illegal act or omission relating to a Government Contract or Bid related to the Business, (iii) the Seller has not received any notices of termination of a Government Contract related to the Business for the convenience of the Governmental Authority, or for default, or received a cure notice, show cause notice or similar notice or received a performance rating of unacceptable, and (iv) no negative determinations of responsibility have been issued against the Seller in connection with any Government Contract or Bid related to the Business.
(d) To Seller’s Knowledge, there exist (i) no outstanding claims against the Seller, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Bid relating to the Business, (ii) no disputes between the Seller and a Governmental Authority under the Contract Disputes Act or any other Law or between the Seller and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid relating to the Business, and (iii) no facts, to the Knowledge of the Seller, upon which any such claims or disputes could reasonably be expected to be based or which may give rise to any such claim or dispute. To Seller’s Knowledge, the Seller does not have any direct interest in any pending or potential claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid relating to the Business. The Seller has delivered or made available to Purchaser correct and complete copies of all draft and final audit reports relating to the Business received by the Seller from and after December 31, 2005 by any Governmental Authority, if any, in the form received by the Seller.
(e) Neither the Seller nor its directors, officers, managers or employees engaged in the Business has been debarred or suspended from doing business with any Governmental Authority with respect to the Business (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Knowledge of the Seller, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Seller, or any director, officer or employee of the Seller. The Seller’s cost accounting and procurement systems and the associated entries reflected in the Financial Statements with respect to the Government Contracts are in compliance in all material respects with all applicable Laws. All invoices and claims (including requests for progress payments and provisional cost payments) submitted under each Government Contract were accurate and complete in all material respects as of their submission date. The Seller has complied in all material respects with the pricing requirements of its Government Contracts relating to the Business including, but not limited to most-favored customer pricing, defective pricing, industrial funding fee, and price reductions provisions (e.g., 48 C.F.R. §§ 552.238-75 (Price Reductions), 552.212-70 (Preparation of Offer MAS), 552-238-74 (Industrial Funding Fee) contained in GSA multiple award schedule and similar contracts.
(f) To the Seller’s Knowledge, there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Bid relating to the Business that have led to or could reasonably be expected to lead to (i) any administrative, civil, criminal or other investigation, legal proceeding or indictment involving the Seller or any Employees, (ii) the questioning or disallowance of any costs submitted for payment by the Seller, (iii) the recoupment of any payments previously made to the Seller, (iv) a finding or claim of fraud, defective pricing or improper payments on the part of the Seller, or (v) the assessment of any penalties or damages of any kind against the Seller.

(g) Neither the Seller nor to the Seller’s Knowledge, any Sales Representative engaged in the Business has, in obtaining or performing any Government Contract related to the Business, violated (i) the Truth in Negotiations Act of 1962, as amended, (ii) the Service Contract Act of 1963, as amended, (iii) the Contract Disputes Act of 1978, as amended, (iv) the Office of Federal Procurement Policy Act, as amended, (v) the Federal Acquisition Regulations (the “FAR”), the Procurement Integrity Act (18 U.S.C. § 423), the False Statements Act (18 U.S.C. § 1001), the False Claims Act (31 U.S.C. § 3729 et seq.), or the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m, 78dd-1, 78ff) and their implementing regulations or any applicable agency supplement thereto, (vi) the Cost Accounting Standards, (vii) the Defense Industrial Security Manual (DOD 5220.22-M), (viii) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (ix) any other applicable procurement Laws.
(h) No payment has been made by the Seller or to the Seller’s Knowledge, by any Person acting on the Seller’s behalf (including any Sales Representative) to any Person (other than to any bona fide employee or agent, as defined in subpart 3.4 of the FAR, of the Seller) which is or was contingent upon the award of any Government Contract relating to the Business or which would otherwise be in violation of any applicable procurement Law relating to the Business.
(i) The Seller has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract relating to the Business.
(j) Section 3.31(j) of the Disclosure Schedules lists each third party sales representative or other Person through which the Seller sells products related to the Business (each, a “Sales Representative”), and the agreement governing the terms of such representation with respect to the Business. Each Sales Representative has at all times complied in all material respects with all applicable Laws with respect to marketing, selling, handling and exporting any such Seller’s products relating to the Business, except where the failure to so comply would not have a Material Adverse Effect.
(k) The Seller and each Sales Representative has complied in all material respects with all applicable Laws and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other proprietary assets relating to the Business. In each case in which the Seller has delivered or otherwise provided any technical data, computer software or Intellectual Property to any Governmental Authority in connection with any Government Contract relating to the Business, the Seller has marked such technical data, computer software or Intellectual Property with all markings and legends (including any “restricted rights,” “limited rights” and any “government purpose license rights” legend) necessary (under the FAR, Defense Federal Acquisition Regulations or other applicable Law) to ensure that no Governmental Authority or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Intellectual Property.
(l) All test and inspection results related to the Business provided by the Seller to any Governmental Authority pursuant to any Government Contract or to any other Person pursuant to a Government Contract or as a part of the delivery to any Governmental Authority or other Person pursuant to a Government Contract of any article designed, engineered or manufactured by the Seller relating to the Business were complete and correct in all material respects as of the date so provided. The Seller has provided all test and inspection results related to the Business to the applicable Governmental Authority or to any other Person pursuant to a Government Contract as required by Law and the terms of the applicable Government Contract.

(m) Section 3.31(m) of the Disclosure Schedules contains a complete and correct list of all government-owned property in the Seller’s possession relating to the Business, including tooling and test equipment, provided under, necessary to perform the obligations under or for which Purchaser could be held accountable under, any Government Contract. All such government-owned equipment is maintained by the Seller in accordance with a government- approved property management system.
(n) The Seller possesses all necessary security clearances for the performance of its obligations under each of its Government Contracts and Bids relating to the Business, which security clearances are set forth in Section 3.31(n) of the Disclosure Schedules. The Seller is in compliance in all material respects with all security and related requirements of its Government Contracts or Bids relating to the Business.
(o) The Seller has reached agreement with the cognizant Governmental Authority representatives approving and “closing” all indirect costs charged to Government Contracts relating to the Business for all years from inception through 2004, and those years are closed. The responsible Governmental Authority representatives have agreed with the Seller as to the “billing rates” that the Seller is charging on cost-type Government Contracts and Bids.
(p) The Seller is not and will not be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental Authority under or in connection with any Government Contract or Bid relating to the Business as a result of or by virtue of the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement.
(q) The Seller and each Sales Representative (with respect to the Seller’s products relating to the Business) is in compliance in all material respects with all United States and other applicable import and export Laws (including those specified in the International Traffic in Arms Regulations (United States) and the Export Administration Regulations (United States)). Neither the Seller nor any Sales Representative (with respect to the Seller’s products relating to the Business) has violated any United States or other applicable import or export Laws, or been the subject of an investigation or other inquiry or subject to civil or criminal penalties imposed by a Governmental Authority, or made a voluntary disclosure with respect to violations or alleged violations of said Laws. All applications for licenses to any Governmental Authority relating to the Business have accurately and completely set forth all material facts associated with the license applications; all terms and conditions of licenses and or other approvals from any Governmental Authority relating to the Business granted to the Seller or on behalf of the Seller or in which the Seller has an economic interest, have been complied with; and the Seller is unaware of any pending or contemplated action against the Seller by any Governmental Authority relating to alleged violations of any U.S. or foreign export Laws with respect to the Business.
(r) The Seller has delivered or made available to the Purchaser true, correct and complete copies of each audit of the Seller conducted by the Defense Contracting Audit Agency since December 31, 2005 with respect to the Business, and there are no facts, events, circumstances that would reasonably indicate that the Seller would likely be subject to a claim or assertion by the Defense Contracting Audit Agency that the Seller has a liability for a material adjustment for services or products provided by it with respect to the Business.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Seller that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are true and correct, except as set forth on the disclosure schedule delivered by the Purchaser to the Seller concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”):
Section 4.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.
Section 4.2 Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, as applicable, enforceable against the Purchaser in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
Section 4.3 No Conflict. Neither the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser under (i) the certificate of incorporation or bylaws of the Purchaser or any resolution adopted by the stockholders or board of directors of the Purchaser, (ii) any Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets is subject or (iii) any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its properties or assets; or (b) require the Purchaser to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.
Section 4.4 Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s knowledge, threatened, against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.
Section 4.5 Brokers or Finders. Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

ARTICLE 5
PRE-CLOSING COVENANTS
Section 5.1 Access and Investigation. Until the Closing and upon reasonable advance notice from the Purchaser, the Seller will allow the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records relating to the Business as the Purchaser may reasonably request; provided that (a) the Purchaser shall not have access to any Classified Contracts or related information required to be kept confidential thereunder or (b) to any such information if, in the good faith judgment of the Seller’s counsel, such access would cause the Seller to lose the protections of the attorney-client privilege and work product doctrines, and such loss would be reasonably expected to materially and adversely harm the Seller. In addition, until the Closing, the Seller will cause its accountants to cooperate with the Purchaser and its representatives in making available the financial information of the Business as reasonably requested.
Section 5.2 Operation of the Business.
(a) Affirmative Covenants Concerning the Business. Until the Closing, except as expressly consented to by the Purchaser in writing, the Seller will:
(i) conduct the Business only in the ordinary course of the Business and use its commercially reasonable efforts to preserve and protect the business organization of the Business, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with the Business;
(ii) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of the Business;
(iii) perform in all material respects all of its obligations under all Contracts relating to or affecting the Business or the Purchased Assets, and comply in all material respects with all Laws, Judgments and Governmental Authorizations applicable to it, the Business or the Purchased Assets;
(iv) maintain the Leased Real Property and all other properties and assets included in the Purchased Assets in a state of repair and condition that complies with all applicable Laws and is consistent with the requirements and normal conduct of the Business;
(v) continue in full force and effect the certificates of insurance, binders and policies set forth in Section 3.24 of the Seller Disclosure Schedule on substantially similar policies;
(vi) maintain the books and records relating to the Business consistent with the past custom and practice of the Business; and
(vii) confer with the Purchaser concerning operational matters of a material nature relating to the Business and otherwise report periodically to the Purchaser concerning the affairs of the Business.
(b) Negative Covenants Concerning the Business. Until the Closing, except as expressly permitted by this Agreement or as otherwise expressly consented to by the Purchaser in writing, the Seller will not:
(i) enter into, assume or become subject to any material Contract relating to the Business other than (A) any Contract in the ordinary course of the Business that is terminable by the Seller upon not more than thirty days’ prior notice without Liability to the Seller and (B) any Contract for the purchase of raw materials and supplies in the ordinary course of the Business that has an aggregate future Liability to the Business of not more than $25,000, not to exceed $50,000 for all such Contracts;

(ii) amend, waive any material right under, cancel or terminate any Included Contract, Contract of a type required to be set forth on Section 3.14(a) of the Seller Disclosure Schedule, or Governmental Authorization included in the Purchased Assets;
(iii) grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the Business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee;
(iv) act or omit to act in a manner that would impair or otherwise adversely affect the Business, any of the Purchased Assets or Assumed Liabilities or the financial or other ability of the Seller to perform its obligations under this Agreement or any of the Ancillary Agreements;
(v) otherwise take any action or omit to take any action, which action or omission would result in a material breach of any of the representations and warranties set forth in Section 3.9; or
(vi) agree, whether in writing or otherwise, to do any of the foregoing.
Section 5.3 Consents and Filings; Reasonable Efforts.
(a) The Seller will use its commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, including a joint filing to CFIUS under Exon-Florio with respect to the transactions contemplated by this Agreement and supply all additional information requested in connection therewith, and to obtain all Consents from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed in Section 3.3(b) and Section 6.1(c) of the Seller Disclosure Schedule.
(b) As soon as practicable after the date of this Agreement, the Purchaser and the Seller will prepare, prefile, and then no earlier than five Business Days thereafter, file with CFIUS a joint voluntary notice pursuant to Exon-Florio with respect to the transactions contemplated by this Agreement. The parties will provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review (and, if applicable, investigation) process within three Business Days of receiving such request or within such longer period as permitted by CFIUS. The parties, in cooperation with each other, will take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review (and, as applicable, investigation) process as promptly as practicable. In furtherance of the foregoing, the Purchaser and the Seller agree that if CFIUS offers the parties an opportunity to withdraw and resubmit their joint notice regarding the transactions contemplated hereby, and the parties opt to request withdrawal and resubmission in response to such offer by CFIUS, then the parties will agree to join the request for withdrawal and resubmission and promptly resubmit the joint notice regarding the transactions contemplated hereby.

(c) Each of the Seller and the Purchaser shall use all commercially reasonable efforts to resolve any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under Exon-Florio with respect to the CFIUS approval and any other applicable foreign investment Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or, to the Seller’s Knowledge, threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any foreign investment Laws, the Seller and the Purchaser shall cooperate and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any order, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, unless by mutual agreement the Seller and the Purchaser decide that litigation is not in their respective best interests. The Seller and the Purchaser will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any foreign investment Laws (including Exon-Florio). Each of the Purchaser and the Seller use all commercially reasonable efforts to take such action as may be required to cause the expiration of the waiting periods under any foreign investment Laws with respect to such transactions as promptly as possible after the execution of this Agreement.
(d) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each of the Seller and the Purchaser shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereunder or otherwise limit the right of the Purchaser or its Affiliates to own or operate all or any portion of the Business or Purchased Assets. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Purchaser and the Seller shall promptly consult with each other to provide any necessary information with respect to (and, in the case of correspondence, provide the other party copies of), all filings made by such party with any Governmental Authority or any other information supplied by such party to, or correspondence with a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the Seller shall promptly inform each other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any of the Purchaser or Seller or any of their respective Affiliates receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request.
(e) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Purchaser or any of its Affiliates to (i) litigate with any Governmental Authority or any other Person, (ii) divest any business or properties, (iii) divest, hold separate or otherwise accept limitations on ownership or control by the Purchaser or any of its Affiliates of any of their respective businesses or properties or on the operation of the business of the Purchaser or any of its Affiliates or (iv) agree that any of the directors of the Purchaser or any of its Affiliates be residents or citizens of the United States. Neither the Seller nor the Purchaser shall agree to any divesture or disposal of any of the Purchased Assets or enter into any agreement with any Governmental Authority regarding clearance, consents or approvals under any foreign investment Law without the prior written consent of the Purchaser.
Section 5.4 Notification. Until the Closing, the Seller will give prompt notice to the Purchaser of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Seller contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing, (b) any failure to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by the Seller under this Agreement and (c) the failure of any condition precedent to the Purchaser’s obligations under this Agreement. No notification pursuant to this Section 5.4 will be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Purchaser, including pursuant to Article 7 or Article 9.

Section 5.5 No Negotiation. Except as set forth below, until the Closing, the Seller will not, and will cause its Affiliates, directors, officers, employees, agents, consultants and other advisors and representatives not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer; (b) enter into, continue or otherwise participate in any discussions or negotiations; (c) furnish to any Person any non-public information or grant any Person access to its properties, assets, books, Contracts, personnel or records; (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other Contract; or (e) propose, whether publicly or to any director or stockholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case for the purpose of the sale, lease, exchange, transfer, license, acquisition or disposition of the Business or any of the properties or assets used or held for use in connection with, necessary for or relating to the Business (other than sales of inventory for fair consideration in the ordinary course of the Business), whether by merger, purchase of assets, purchase of stock, tender offer, lease, license or otherwise, other than with the Purchaser. The Seller will immediately cease and cause to be terminated any such negotiations, discussion or other communication, or Contracts (other than with the Purchaser) with respect to the foregoing and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above. Notwithstanding the foregoing, from the date hereof until the date of the Stockholder Approval, Seller may engage in any of the foregoing in response to a bona fide unsolicited, written Takeover Proposal, made or received after the date of this Agreement under circumstances not involving a breach of this Agreement, which the Seller’s Board determines, after consultation with its outside legal and financial advisors, is reasonably likely to become a Superior Proposal if the Seller’s Board determines, after consultation with its outside legal and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law. Except as set forth in the immediately preceding sentence, if the Seller or any of its Affiliates, directors, officers, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal, request, inquiry or other contact, directly or indirectly, of the type referenced in this Section 5.5, the Seller will immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests and shall notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request; provided that the provision of such information does not breach any obligations of the Seller under any confidentiality agreement that is entered into after the date hereof to which the Seller is a party. For the purposes of this Section, a “Takeover Proposal” shall mean any proposal or offer from any Person or group of Persons other than Purchaser or its Affiliates relating to any direct or indirect acquisition or purchase of the Business, whether by merger, consolidation, asset purchase, business combination, share purchase or recapitalization or similar transaction as a result of which any such Person or Persons would own substantially all of the Purchased Assets or at least 50% of the equity interest (by vote or value) in Seller, it being expressly understood that a Takeover Proposal may include a combination of related proposals or offers from one or more Persons, whether or not Affiliates of each other, whereby separate divisions of the Seller are proposed to be acquired by such Persons. For the purposes of this Section, a “Superior Proposal” shall mean means any bona fide Takeover Proposal that the Seller’s Board determines in good faith to be more favorable to the Seller’s stockholders from a financial point of view than the transactions contemplated by this Agreement and that the Seller’s Board in good faith determines is reasonably capable of being consummated.

Section 5.6 Satisfaction of Obligations to Creditors.
(a) No less than five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser an updated Schedule of Payables (the “Closing Payables Schedule”), together with appropriate payoff letters from each lender to the Seller indicating the outstanding amount of Indebtedness of the Seller relating to the Business or the Purchased Assets that will exist as of the Closing Date along with the amount required to repay such Indebtedness of the Seller and terminate and release any security interests and all agreements (including collateral and security agreements) related to such Indebtedness.
(b) On the Closing Date, the Purchaser may pay, or cause to be repaid, on behalf of the Seller, the Indebtedness and all other outstanding payables of the Seller as of the Closing Date relating to the Business or the Purchased Assets reflected on the Closing Payables Schedule to the extent set forth on such Schedule.
(c) At or prior to the Closing Date, the Seller will make arrangements reasonably satisfactory to the Purchaser to obtain all other Consents necessary to permit the Purchaser to obtain clear title to the Purchased Assets free of all Encumbrances other than Permitted Encumbrances, and the Seller will deliver or cause to be delivered to the Purchaser termination statements, releases and other appropriate evidence reasonably requested by the Purchaser to the effect that no Encumbrances against the Purchased Assets other than Permitted Encumbrances exist as of the completion of the Closing. In furtherance, and not in limitation of the foregoing, at or prior to the Closing Date, the Seller will make arrangements reasonably satisfactory to the Purchaser to obtain clear title that is free of all Encumbrances to any machinery, equipment, furniture, furnishings, computer hardware and software, materials or other items of tangible personal property of every kind and wherever located, used or held for use in connection with or related to the Business that is leased to the Seller (“Leased Tangible Property”). To the extent the Seller does not obtain such clear title to any Leased Tangible Property, Seller shall replace such Leased Tangible Property in the Purchased Assets with comparable tangible personal property that the Purchaser, in its sole discretion acting in good faith, determines is acceptable (with notification of such acceptance to be provided in writing by the Purchaser).
Section 5.7 Financial Statements. Until the Closing, within 30 days after the end of each fiscal quarter, the Seller will deliver to the Purchaser unaudited consolidated financial statements of the Seller, including a balance sheet and statement of operations, as at and for the fiscal quarter ending on the last day of the preceding fiscal quarter, together with an unaudited unconsolidated (extracted) balance sheet, statement of profit and loss, the Business as of the last day of the preceding fiscal quarter; including appropriate footnote disclosures and related extracted data for the same period (collectively, the “Subsequent Quarterly Financial Statements”). At the time that the Subsequent Semi-annual Financial Statements are delivered to the Purchaser, the Seller will by such delivery be deemed to have made the representations and warranties to the Purchaser with respect to such Subsequent Quarterly Financial Statements as set forth in Section 3.4 (Financial Statements).

Section 5.8 Special Stockholder Meeting; Proxy Statement.
(a) In accordance with applicable Law, the Seller, acting through its Board of Directors (the “Board”), shall (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the date hereof for the purpose of considering and approving this Agreement and the transactions contemplated hereby (the “Special Meeting”) and (ii) in the absence of a Superior Proposal, (A) include in the Proxy Statement (as defined herein) the recommendation of the Board that the stockholders of the Seller approve and adopt this Agreement and the transactions contemplated hereby, (B) not subsequently withdraw, modify or change in any manner adverse to the Purchaser such recommendation, and (C) use its reasonable efforts to obtain such approval and adoption. Such Special Meeting shall be held as soon as possible after the date of this Agreement but in no event later than December 31, 2011 if the SEC does not raise any comments regarding the Proxy Statement, or if the SEC does issue any such comments, no later than January 31, 2012.
(b) Within five Business Days after the date of this Agreement, the Seller shall file a proxy statement with the SEC for the Special Meeting to approve the sale of the Purchased Assets to Purchaser (as amended or supplemented, the “Proxy Statement”). The Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Seller, and at the time of the Special Meeting, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading, and the Proxy Statement shall comply in all material respects as to form with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. In the absence of a Superior Proposal, the Proxy Statement shall include the recommendation of the Seller’s Board to the stockholders of the Seller in favor of the approval of this Agreement and the transactions contemplated hereby. The Seller shall promptly advise the Purchaser of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.
ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
Section 6.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):
(a) Accuracy of Representations and Warranties. The representations and warranties of the Seller in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date, except for the representations and warranties set forth in Section 3.2 (Authority and Enforceability) and Section 3.4 (Financial Statements), and each of the Seller’s representations and warranties that is qualified as to materiality or contains terms such as “Material Adverse Effect,” each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, and except to the extent any representation or warranty of the Seller speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date;
(b) Performance of Covenants. All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
(c) Consents. Each of the Governmental Authorizations and Consents listed in Schedule 6.1(c) (the “Required Consents”) must have been obtained and must be in full force and effect, and the applicable waiting periods, if any, under CFIUS shall have expired or been terminated, and review and investigation of the transaction contemplated by this Agreement under Exon-Florio shall have been terminated and either the President of the United States or CFIUS, as the case may be, shall have provided written notification that it has determined to take no action authorized thereunder;

(d) No Action. There must not be in effect, published, introduced or otherwise formally proposed any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that in any case could (i) prevent, make illegal or restrain the consummation of, or otherwise materially alter, any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;
(e) No Material Adverse Effect. Since the date of this Agreement, there must not have been any Material Adverse Effect;
(f) Opinions. The Fairness Opinion must have been delivered at or prior to the date hereof and shall not have been rescinded prior to the Closing Date;
(g) Payoff and Release Letters. Each of Timothy Looney and any other Person set forth on Schedule 6.1(g) must have delivered to the Purchaser a payoff and release letter in form and substance satisfactory to the Purchaser, providing for the repayment in full of any outstanding Indebtedness and the corresponding release of any Encumbrance that such Person may have with respect to the Business or the Purchased Assets;
(h) Encumbrances. The Seller must have complied in all respects with its covenants in Section 5.6(c) hereof and must deliver to the Purchaser evidence in form and substance reasonably satisfactory to the Purchaser of the release of any Encumbrances (other than Permitted Encumbrances), including delivery of termination statements, releases and other appropriate evidence reasonably requested by the Purchaser to the effect that no Encumbrances against the Purchased Assets other than Permitted Encumbrances exist as of the completion of the Closing.
(i) Transaction Documents. The Seller must have delivered or caused to be delivered each item that Section 2.11(a) requires it to deliver; and
(j) Stockholder Approval. A majority of the stockholders present at the Special Meeting in person or by proxy shall have approved the sale of the Purchased Assets to Purchase in accordance with this Agreement.
Section 6.2 Conditions to the Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):
(a) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser in this Agreement must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for the Purchaser’s representations and warranties that are qualified as to materiality, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, and except to the extent any representation or warranty of the Purchaser speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date;
(b) Performance of Covenants. All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c) Consents. Each of the Governmental Authorizations and Consents listed in Schedule 6.2(c) must have been obtained and must be in full force and effect;
(d) Payment. The Purchaser shall have paid by wire transfer of immediately available funds to an account designated by the Seller in writing no later than five Business Days prior to the Closing Date, the Initial Purchase Price, as adjusted pursuant to Section 2.5(b), less (x) the Holdback Amount and (y) the amount paid to the Seller’s creditors per Section 5.6(b) (which shall include, without limitation, the payoff amounts to those Persons set forth on Schedule 6.1(g) (but only to the extent such payoff amounts in the aggregate are less than the Initial Purchase Price minus the Holdback Amount);
(e) No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement;
(f) Transaction Documents. The Purchaser must have delivered or caused to be delivered to the Seller each item that Section 2.11(b) requires it to deliver; and
(g) Stockholder Approval. A majority of the stockholders present at the Special Meeting in person or by proxy shall have approved the sale of the Purchased Assets to Purchaser in accordance with this Agreement.
ARTICLE 7
TERMINATION
Section 7.1 Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:
(a) by mutual consent of the Purchaser and the Seller;
(b) by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Seller’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within 30 days after the notice of the breach from the Purchaser;
(c) by the Seller (so long as the Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Purchaser’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within 30 days after the notice of breach from the Seller;
(d) by the Purchaser if there has been a Material Adverse Effect;
(e) by either the Purchaser or the Seller if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(f) by the Purchaser if the Closing has not occurred (other than through the failure of the Purchaser to comply fully with its obligations under this Agreement) on or before January 31, 2012 except in the event the Special Meeting does not occur until January 27, 2012 or later, in which case if the Closing has not occurred by February 7, 2012; or
(g) by the Seller if the Closing has not occurred (other than through the failure of the Seller to comply fully with its obligations under this Agreement) on or before January 31, 2012 except in the event the Special Meeting does not occur until January 27, 2012 or later, in which case by the Seller if the Closing has not occurred by February 7, 2012.
Section 7.2 Effect of Termination. Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Sections 3.27 (Brokers or Finders), 8.3 (Confidentiality), 8.4 (Public Announcement), Article 10 (General Provisions) (except for Section 10.10 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE 8
ADDITIONAL COVENANTS
Section 8.1 Tax Matters.
(a) The Seller will pay in a timely manner all applicable sales, use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Ancillary Agreements, including expenses and fees relating to registering Purchased Intellectual Property in the name of the Purchaser or its designee, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Purchaser, the Purchased Assets or the Seller. The Seller will prepare, subject to the Purchaser’s reasonable approval (which approval will not be unreasonably withheld or delayed), and timely file all Tax Returns required to be filed in respect of Transfer Taxes, provided that the Purchaser will be permitted to prepare and file any such Tax Returns that are the primary responsibility of the Purchaser under applicable Law. The Purchaser’s preparation of any such Tax Returns will be subject to the Seller’s reasonable approval, which approval will not be unreasonably withheld or delayed. The Seller and the Purchaser will reasonably cooperate with each other to share information reasonably necessary for the preparation of those Tax Returns and any Tax clearance certificates that either the Seller or the Purchaser may request.
(b) If, prior to the Closing, there have been any Taxes based on the value of property assessed against any of the Purchased Assets, the Seller will pay those Taxes attributable to periods or partial periods ending on or prior to the Closing Date, and the Purchaser will pay those Taxes attributable to periods or partial periods beginning after the Closing Date, with a daily allocation for any period that begins before the Closing Date and ends after the Closing Date. Each party agrees to cooperate with the other party in paying or reimbursing Tax obligations in accordance with this Section 8.1(b). Nothing in this Agreement makes a party liable for the income or franchise Taxes of the other party. This Section 8.1(b) does not apply to Transfer Taxes, which are the sole obligation of the Seller under the provisions of Section 8.1(a).

Section 8.2 Excluded Liabilities. In addition to the Seller’s obligation to pay Taxes pursuant to Section 8.1, the Seller agrees to pay and perform when due all Excluded Liabilities, and in reliance on that promise, the parties have elected not to comply with the provisions of any bulk transfer or similar Law of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser. Notwithstanding any other provision of this Agreement, the Seller acknowledges that this Agreement requires the Seller to indemnify the Purchaser in accordance with Article 9 against any and all Losses as a result of noncompliance with any applicable bulk transfer Law, whether compliance with such Law is required on the part of the Seller and/or the Purchaser.
Section 8.3 Confidentiality.
(a) The parties agree to continue to abide by that certain Non-Disclosure Agreement between the Seller and the Purchaser dated June 20, 2011 (the “Confidentiality Agreement”). Beginning on the date of this Agreement, the Seller will not, and will cause its Affiliates not to, waive affirmatively any right under any other nondisclosure agreement previously entered into by the Seller and any other Person with respect to the evaluation of the sale of the Business or any of its material properties or assets without the prior written consent of the Purchaser.
(b) From and after the Closing, the confidentiality obligations of the Purchaser under the Confidentiality Agreement will terminate with respect to all Confidential Information. From and after the Closing, the Seller will, and will cause each of its Affiliates and its and their respective directors, officers, stockholders, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.
(c) Except as contemplated by Section 8.4, the Purchaser and the Seller will not, and the Purchaser and the Seller will cause their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement; and (iii) as permitted in accordance with Section 8.3(d) of this Agreement. Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 8.3(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons.
(d) Except as contemplated by Section 8.4, if a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) give the other party immediate written notice of such requirement, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the opinion of its counsel, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

Section 8.4 Public Announcements. Notwithstanding anything to the contrary in the foregoing, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that each party reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards (in which case the disclosing party agrees to use reasonable efforts to advise the other party prior to making such disclosure). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form attached hereto at Exhibit M. Any other public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Purchaser determines after consultation with the Seller. The Purchaser and the Seller will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Business will be informed of the transactions contemplated by this Agreement, and the Purchaser has the right to be present for any such communication.
Section 8.5 Assistance in Proceedings. From and after the Closing, at the reasonable request of the Purchaser and subject to customary confidentiality restrictions, the Seller will and will cause its Affiliates to reasonably cooperate with the Purchaser and its counsel in the contest or defense of, and make reasonably available its personnel and provide any testimony and reasonable access to its books and records, during normal business hours on at least three Business Days’ prior written notice; in connection with, any Proceeding involving or relating to (i) any of the transactions contemplated by this Agreement or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Business; provided that the Purchaser shall reimburse the Seller and its Affiliates for all costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith.
Section 8.6 Privileges. The Seller acknowledges that the Purchased Assets include all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller may be entitled in connection with any of the Purchased Assets or Assumed Liabilities. The Seller is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to the Purchaser and its representatives in connection with this Agreement and the transactions contemplated by this Agreement. The Seller and the Purchaser (a) share a common legal and commercial interest in all of the information and communications that may subject to such protections and privileges, (b) are or may become joint defendants in Proceedings to which such protections and privileges may relate and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened Proceeding to which such information or communications relate. The Seller agrees that it and its Affiliates will have no right or power after the Closing Date to assert or waive any such protection or privilege included in the Purchased Assets. The Seller will take any actions reasonably requested by the Purchaser, at the sole cost and expense of the Purchaser unless the Purchaser is entitled to indemnification therefor under the provisions of Article 9, in order to permit the Purchaser to preserve and assert any such protection or privilege included in the Purchased Assets.
Section 8.7 Noncompetition.
(a) During the period commencing on the Closing Date and ending on the third anniversary of the expiration of the Commission Period (the “Restricted Period”), the Seller will not, and it will cause its subsidiaries not to, directly or indirectly, engage in any business anywhere in the world that researches, develops, manufactures, produces, markets, sells or distributes any products or provides any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Business, or own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser or the Business in developing, manufacturing, producing, marketing, selling or distributing any products or providing any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Business; provided, however, that, for the purposes of this Section 8.7, (i) subject to the provisions of this Agreement, including the Seller’s obligations pursuant to Section 5.3, Seller shall be permitted to complete its performance of the Restricted Contracts identified on Schedule 2.2(i), solely to the extent (A) such Contracts are not legally transferrable to the Purchaser and (B) such Contracts have been finally awarded to the Seller within the eight month period following the Closing; and (ii) ownership of securities having no more than 5% of the outstanding voting power of any Person which are listed on any national securities exchange or the OTC Bulletin Board will not be deemed to be in violation of this Section 8.7 as long as the Person owning such securities has no other connection or relationship with such Person.
(b) The Restricted Period will be extended by the length of any period during which the Seller or any of its Affiliates is in breach of the terms of this Section 8.7.
Section 8.8 Nonsolicitation.
(a) Unless otherwise agreed to in writing by the other party hereto during the period from the Closing Date until the second anniversary of the Closing Date, neither Seller nor Purchaser will, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, and each will cause its respective Affiliates not to, directly or indirectly, for such party or on behalf of or in conjunction with any other Person, (i) call upon any Hired Employee (in the case of the Seller) or any individual who is, at the time the individual is called upon, an employee of the other party for the purpose or with the intent of soliciting such employee away from or out of the employ of the other party, or employ or offer employment to any individual who was or is employed by the other party unless such individual will have ceased to be employed by the other party for a period of at least six months prior thereto or (ii) cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others doing business with the other party to cease or reduce the extent of its business relationship with the other party or to deal with any competitor of the other party.
(b) This Section 8.8 will not be deemed to prohibit the Seller or the Purchaser from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of the Purchaser or the Seller, as applicable.
Section 8.9 Reports and Returns. The Seller will promptly after the Closing (but in no event later than the applicable due dates) prepare and file all reports and returns required by applicable Laws relating to the Business as conducted by the Seller through the Closing.
Section 8.10 Access to Records. After the Closing, the Purchaser will retain for a period consistent with the Purchaser’s record retention policies and practices those records included in the Purchased Assets delivered to the Purchaser. The Purchaser also will provide the Seller and its employees, agents, consultants and other advisors and representatives reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits.
Section 8.11 Refunds and Remittances. If the Seller (or any of its Affiliates), on the one hand, or the Purchaser, on the other hand, after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.

Section 8.12 Customer Inquiries. After the Closing, the Seller will use commercially reasonable efforts to promptly notify the Purchaser of each inquiry that it or any of its Affiliates receives relating to the Business from an existing customer of the Business or any other Person that expressly states its desire to explore a commercial relationship with the Business.
Section 8.13 Further Assurances.
(a) Subject to the other express provisions of this Agreement, the parties will, and will cause their respective Affiliates to, cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish, or cause to be furnished, upon reasonable request to each other and to their respective Affiliates such further information, (b) to execute and deliver, or cause to be executed and delivered, to each other and to their respective Affiliates such other documents and (c) to do, or cause to be done, such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.
(b) In furtherance of the foregoing, from and after the Closing Date, and from time to time at the request of the other party, the Purchaser shall, and shall cause its respective Affiliates to, and the Seller shall, and shall cause its Affiliates to, without further consideration, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to the Ancillary Agreements and take such other action as may reasonably be necessary to consummate the transactions contemplated in this Agreement and to register such transaction with any relevant Governmental Authorities.
(c) From and after the Closing Date, in the event that the Seller or any of its Affiliates owns or has any interest in any tangible assets which are used by (or reasonably expected to be used) or required for the Business, the parties will work together in good faith to transfer such tangible assets (or interests therein) as are used by (or reasonably expected to be used) or required for the Business to the Purchaser in a manner consistent with the terms of this Agreement.
(d) Following the Closing Date, the Seller shall use reasonable efforts to assist the Purchaser in exiting the Leased Real Property in a reasonable manner promptly following the Closing Date.
Section 8.14 Employees and Employee Benefits.
(a) The Seller will use all commercially reasonable efforts to cause its employees who are employed or retained in the operation of the Business, including the employees set forth on Schedule 8.14, to make available their employment services to the Purchaser. Such employees who accept Purchaser’s offer of employment (the “Hired Employees”) effective as of the Closing shall become employees of the Purchaser. The Purchaser is not obligated to hire any employee of the Seller but may interview and make offers of employment to any or all of the Seller’s employees who are employed or retained in the operation of the Business. Subject to applicable Law, the Purchaser will have reasonable access to the facilities and personnel records (including without limitation performance appraisals, disciplinary actions, and grievances) of the Seller for the purpose of preparing for and conducting employment interviews with any or all of such employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by the Seller upon reasonable prior notice during normal business hours. Prior to the Closing, the Seller will provide the Purchaser with completed I-9 forms and attachments with respect to all Hired Employees, except for such employees as the Seller will certify in writing to the Purchaser are exempt from such requirement. Effective immediately before the Closing, the Seller will terminate the employment of all of the Hired Employees.

(b) The Purchaser will set its own initial terms and conditions of employment for the Hired Employees and others it may hire, including without limitation work rules, benefits and salary and wage structure, all as permitted by applicable Law. The Purchaser is not obligated to assume any collective bargaining agreements under this Agreement. The Seller will be solely liable for any termination notice severance or similar payment required to be made to any of its employees as a result of the transactions contemplated by this Agreement. Any bargaining obligations of the Purchaser with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, will be the sole responsibility of the Purchaser.
(c) It is understood and agreed that (i) the Purchaser’s expressed intention to extend offers of employment as set forth in this Section will not constitute a Contract (express or implied) on the part of the Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that the Purchaser may establish pursuant to individual offers of employment and (ii) employment offered by the Purchaser is “at will” and all Hired Employees will remain at-will employees and the employment of such Hired Employees may be terminated by the Purchaser or by the Hired Employee at any time for any reason (subject to any written commitments to the contrary made by the Purchaser or the Hired Employee and applicable Laws governing employment). For the avoidance of doubt, nothing in this Agreement will be deemed to prevent or restrict in any way the right of the Purchaser to terminate, reassign, promote or demote any of the Hired Employees after the Closing, or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.
(d) From and after the Closing the Seller will remain solely responsible for all Liabilities to or in respect of its employees and former employees, including Hired Employees, and beneficiaries and dependents of any such employee or former employee, relating to or arising in connection with or as a result of (i) the employment of any such employee or former employee or the actual or constructive termination of employment of any such employee or former employee (including without limitation in connection with the consummation of the transactions contemplated by this Agreement and including the payment of any termination, notice, severance or similar payments and the provision of health plan continuation coverage in accordance with the requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code, (ii) without limiting Section 2.4(i), the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Seller Plan or other employee or retiree benefit or compensation plan, program, practice, policy or other Contract of the Seller, (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including deferred compensation) or (iv) payments required under the WARN Act. In addition, from and after the Closing, the Seller will remain solely responsible for all Liabilities to or in respect of the Hired Employees and their beneficiaries or dependents relating to or arising in connection with any claims, whether such claims are asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence on or before the Closing Date (including claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences on or before the Closing Date).
(e) All Hired Employees who are participants in the Seller Plans that are Pension Plans will retain their accrued benefits under such Seller Plans as of the Closing Date. Without limiting Section 2.4(i), the Seller (or the applicable Seller Plan) will retain sole liability for the payment of such benefits as and when such Hired Employees become eligible for them under such Seller Plans. The Seller will cause the Hired Employees to be fully and immediately vested in their accrued benefits under each such Seller Plan as of the Closing Date.

(f) The Seller will cause the Hired Employees to be fully and immediately vested in (i) any awards made under any Seller Plan providing equity-based compensation and (ii) any accrued benefit under any Seller Plan providing for nonqualified deferred compensation.
Section 8.15 Holdback Payment.
(a) Subject to the terms and conditions of this Agreement and the Escrow Agreement, within five Business Days following the expiration of the Holdback Period, the Purchaser and the Seller shall jointly instruct the Escrow Agent to pay to the Seller the remaining Holdback Amount in immediately available funds to an account designated by the Seller. Unless a claim for indemnification has been made in accordance with this Agreement, Purchaser and Seller shall jointly instruct the Escrow Agent to release $300,000 of the Holdback Amount on the six-month anniversary after the Closing, and the balance of the Holdback Amount shall be released on the one year anniversary of the Closing Date.
(b) Until the expiration of the Holdback Period, the Purchaser shall be entitled, at its election, to set off against the Holdback Amount: (i) any amounts payable to the Purchaser by the Seller pursuant to this Agreement (including with respect to the Seller’s indemnification obligations in Article 9) or any of the Ancillary Agreements and (ii) any amounts the Purchaser is required to pay to third parties in connection with any and all Losses that the Purchaser or any of its Affiliates may suffer, including any product warranty claim or return to the Purchaser of products that include the component parts purchased from the Seller, prior to the Closing and returned or claimed for credit by any customer or distributor within the first 12 months after the Closing Date, and in each case, such Holdback Amount will be reduced dollar for dollar by such set off.
(c) Upon the expiration date of the Holdback Period, if any claims for indemnification asserted pursuant to Article 9 are still pending, the Holdback Period shall be extended with respect to the Holdback Amount subject to each such claim for indemnification until such claims have been finally resolved pursuant to Article 9.
ARTICLE 9
INDEMNIFICATION
Section 9.1 Indemnification by the Seller. Subject to the limitations expressly set forth in Section 9.6, the Seller will indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:
(a) any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate delivered by the Seller pursuant to this Agreement or any Ancillary Agreement;
(b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Seller contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate delivered by the Seller pursuant to this Agreement or any Ancillary Agreement;
(c) any claims (including those arising out of, relating to or resulting from the matter listed as Item #1 on Section 3.13(a) of the Seller Disclosure Schedule) that the development, manufacture, production, calibration, operation or commercialization anywhere in the world of any of the Indemnified COTI Products infringes or otherwise constitutes an unauthorized use or misappropriation of any Intellectual Property of any Third Party or violate any other right of any Third Party (including pursuant to any non-disclosure agreements or obligations to which the Seller or any of its present or former employees is a party) (the “Special IP Indemnity”);

(d) any Excluded Liability and any other Liability (whether or not disclosed in the Seller Disclosure Schedule or otherwise disclosed to or known by the Purchaser or any of its directors, officers, employees, agents, advisors or representatives), whether arising before or after the Closing, arising from or relating to the ownership or operation of the Business or the Purchased Assets before the Closing that is not an Assumed Liability; and
(e) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (d) above.
For purposes of this Agreement, “Indemnified COTI Products” means any (i) COTI products as identified on Schedule 1.1(a) to this Agreement as of the Closing Date and (ii) Existing Products as identified on Schedule 1.1(b) to this Agreement as of the Closing Date (with the scope of such products in (i) and (ii) above defined in the technical data packages to be provided by the Seller to the Purchaser as of the Closing Date). It is agreed and understood that, if there are any updates to or enhancements of such products identified on Schedule 1.1(a) to this Agreement after the Closing Date, the Purchaser Indemnified Parties may only be indemnified under Section 9.1(c) of this Agreement to the extent such updates or enhancements do not alter the specifications set forth in such technical data packages to be provided by the Seller to the Purchaser as of the Closing Date or relate to Purchased Intellectual Property transferred to Purchaser following the Closing Date pursuant to Section 2.12(d).
For purposes of this Section 9.1, any inaccuracy in, or breach of any representation or warranty or other statement, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Seller, and the amount of any Losses associated therewith, will be determined without regard for any materiality, “Material Adverse Effect” or similar qualification.
Section 9.2 Indemnification by the Purchaser. Subject to the limitations expressly set forth in Section 9.6, the Purchaser will indemnify and hold harmless the Seller and its Affiliates and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:
(a) any inaccuracy in or breach of any representation or warranty of the Purchaser contained in this Agreement, the Purchaser Disclosure Schedule, any Ancillary Agreement or in any certificate, delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement;
(b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement, the Purchaser Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement; and
(c) any Assumed Liability; and
(d) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (d) above.

Section 9.3 Claim Procedure. A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give prompt written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has been materially prejudiced by the delay or other deficiency.
(a) Within 30 days after receipt of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:
(i) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or
(ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.
(b) If the Indemnifying Party fails to take either of the foregoing actions within 30 days after receipt of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.
(c) If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after receipt of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.11.
(d) Any indemnification of the Purchaser Indemnified Parties pursuant to this Article 9 will first be satisfied by the Holdback Amount in accordance with the Escrow Agreement until the Holdback Amount is exhausted or the Holdback Period ends, whichever occurs first, and then, subject to the Purchaser’s right to set-off in accordance with Section 2.7(g) hereof, directly by the Seller, by wire transfer of immediately available funds from the Seller to an account designated by the Purchaser. Any indemnification of the Seller Indemnified Parties pursuant to this Article 9 will be effected by wire transfer of immediately available funds from the Purchaser to an account designated by the Seller.
(e) The foregoing indemnification payments will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3(c) if an Objection Notice has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 10.11 if an Objection Notice has been timely delivered in accordance with
Section 9.3(b).

Section 9.4 Third Party Claims.
(a) Without limiting the general application of the other provisions of this Article 9, if another Person not a party to this Agreement and not an Affiliate of a party to this Agreement (a “Third Party”) alleges facts that, if true, would mean that a party has breached its representations and warranties in this Agreement, the party for whose benefit the representations and warranties are made will be entitled to indemnity for those allegations and demands and related Losses under and pursuant to this Article 9. If the Indemnified Party seeks indemnity under this Article 9 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by a Third Party (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim within 20 days after the Indemnified Party has received written notice of the commencement or threat of the Third Party Claim, (ii) a copy of the complaint, filing and any other written notice received by the Indemnified Party concerning the Third Party Claim and (iii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has been materially prejudiced by the delay or other deficiency.
(b) Within 30 days after the Indemnified Party’s delivery of a Claim Notice under this Section 9.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:
(i) acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 9 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and
(ii) retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim.
However, if the Seller is the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party or (C) in which the outcome of any Judgment or settlement in the matter could reasonably be expected to materially adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (collectively, clauses (A) — (C), the “Special Claims”). An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.
(c) If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 9.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim. If the Indemnified Party controls the defense of the Third Party Claim, the Indemnifying Party agrees to pay to the Indemnified Party all reasonable attorneys’ fees and other costs and expenses of defending the Third Party Claim promptly upon the determination that the Indemnified Party is entitled to indemnification by the Indemnifying Party pursuant to this Agreement. To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.
(d) The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits ) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party may not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.
(e) Notwithstanding the provisions of Section 10.11, the parties consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein. The parties agree that process may be served on them with respect to such a claim anywhere in the world.
Section 9.5 Survival.
(a) All representations and warranties contained in this Agreement, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule, any Ancillary Agreement or in any certificate delivered pursuant to this Agreement will survive the Closing for a period of eighteen months from the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.15 (Tax Matters), 3.16 (Employee Benefit Matters) and 3.18 (Environmental, Health and Safety Matters) will survive until 180 days following the expiration of the statute of limitations applicable to the underlying matters covered by such provisions; (ii) the representations and warranties set forth in Sections 3.2 (Authority and Enforceability), 3.3 (No Conflict) and 3.27 (Brokers or Finders) will survive indefinitely; and (iii) the representations and warranties in Section 3.13 (Intellectual Property) will survive until the fifth anniversary of the Closing Date.
(b) All claims for indemnification under Section 9.1(a), Section 9.1(c) or Section 9.2(a) (and Sections 9.1(e) and 9.2(d), respectively, relating to the foregoing), must be asserted prior to the expiration of the applicable survival period set forth in Section 9.5(a) or Section 9.5(c), as applicable; provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period as set forth in Section 9.5(a) or 9.5(c), as applicable, either a Claim Notice based upon a breach of any such representation or warranty or the Special IP Indemnity, as applicable, or a notice that, as a result of a claim or demand made by a Third Party, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty or Special IP Indemnity, as applicable, will survive until, but only for purposes of, the resolution of the matter covered by such notice. If the claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

(c) All rights of indemnification under Section 9.1(c) (and Section 9.1(e) relating to Section 9.1(c)) will survive the Closing for a period of five years from the Closing Date.
Section 9.6 Limitations on Liability.
(a) Neither the Seller nor the Purchaser is liable under this Article 9 unless and until the aggregate Losses for which it, respectively, would otherwise be liable under this Agreement exceed $100,000 (at which point the Seller or the Purchaser, as applicable, is liable for the aggregate Losses and not just amounts in excess of that sum). The maximum aggregate amount of all Losses for which the Seller is obligated to indemnify the Purchaser Indemnified Parties under Section 9.1(a) (and Section 9.1(e) relating to Section 9.1(a)) shall not exceed $5,000,000 (“Indemnification Cap”). Notwithstanding the foregoing, the limitations in this Section 9.6(a) do not apply to the following:
(i) claims with respect to any amounts owed to the Purchaser in connection with the adjustments contemplated by Section 2.6;
(ii) claims under Section 9.1(a) relating to a breach of the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.13 (Intellectual Property), 3.15 (Tax Matters) or 3.27 (Brokers or Finders), or any breach of any of the Seller’s other representations and warranties of which the Seller had Knowledge on or before the Closing Date (and Section 9.1(e) relating to any of the foregoing); and
(iii) claims under Sections 9.1(b), (c) or (d) (or Section 9.1(e) relating to any of the foregoing).
(b) The maximum aggregate amount of all Losses for which the Seller is obligated to indemnify the Purchaser Indemnified Parties under (1) Section 9.1(a) (and Section 9.1(e) relating to Section 9.1(a)), solely with respect to a claim relating to a breach of the representations and warranties contained in Section 3.13 (Intellectual Property) and (2) under Section 9.1(c) (Special IP Indemnity) (and Section 9.1(e) relating to Section 9.1(c)) (any claim under items (1) or (2) above, an “IP Claim”) shall not exceed the IP Indemnity Cap as set forth herein. For the purposes of this Agreement, the “IP Indemnity Cap” shall mean the following:
(i) for IP Claims made during the period from the Closing Date until the first anniversary of the Closing Date, $8,000,000;
(ii) for IP Claims made during the period following the first anniversary of the Closing Date until the second anniversary of the Closing Date, the lesser of (A) $7,000,000 and (B) $7,000,000 less the amount of any finally resolved claims that are subject to the Indemnification Cap and the amount of any finally resolved IP Claims made during the prior year;
(iii) for IP Claims made during the period following the second anniversary of the Closing Date until the third anniversary of the Closing Date, the lesser of (A) $6,000,000 and (B) $6,000,000 less the amount of any finally resolved claims that are subject to the Indemnification Cap and the amount of any finally resolved IP Claims made during the prior two years;
(iv) for IP Claims made during the period following the third anniversary of the Closing Date until the fourth anniversary of the Closing Date, the lesser of (A) $5,000,000 and (B) $5,000,000 less the amount of any finally resolved claims that are subject to the Indemnification Cap and the amount of any finally resolved IP Claims made during the prior three years; and

(v) for IP Claims made during the period following the fourth anniversary of the Closing Date until the fifth anniversary of the Closing Date, the lesser of (A) $4,000,000 and (B) $4,000,000 less the amount of any finally resolved claims that are subject to the Indemnification Cap and the amount of any finally resolved IP Claims made during the prior four years.
(c) In no event will the maximum Losses for which an Indemnified Party is entitled to recover with respect to IP Claims and claims subject to the Indemnification Cap, in any given year, exceed the IP Indemnity Cap for such year.
(d) Nothing in this Agreement will limit the Liability of a party to the other party for fraud or willful misconduct.
(e) In no event will any party which is a signatory to this Agreement be liable under this Agreement to any other party or other Person for special, incidental, punitive or consequential damages (including lost profits) in connection with any claims, losses, damages or injuries arising out of the conduct of such party pursuant to this Agreement regardless of whether the nonperforming party was advised of the possibility of such damages or not. The exclusion of special, incidental, punitive or consequential damages as set forth in the preceding sentence will not apply to any such damages recovered by third parties against a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, in connection with Losses that may be indemnified under this Agreement.
(f) Except as set forth in this Agreement or on the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable (and subject to the manner in which such disclosures are to be made in accordance with Section 10.7 of this Agreement), the Liability of either party pursuant to this Article 9 shall not be limited by the knowledge of any Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Indemnified Party with respect to a possible breach of any representation, warranty or covenant in this Agreement, any Ancillary Agreement or in any certificate delivered pursuant to this Agreement.
(g) In the event of a claim covered by the Special IP Indemnity, the parties will act to attempt to mitigate any Losses to the Purchaser Indemnified Parties. It is agreed and understood that the Indemnifying Party’s sole remedy for any failure of the Purchaser to comply with this Section 9.6(g) will be that the Purchaser Indemnified Party’s indemnifiable Losses will be deemed reduced to exclude Losses to the extent directly attributable to the failure by the Purchaser to attempt to mitigate any applicable Losses after the Purchaser Indemnified Party becomes aware of the event or omission that caused such Losses.
Section 9.7 Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser. No Purchaser Indemnified Party (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of such other remedy.

ARTICLE 10
GENERAL PROVISIONS
Section 10.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other party):
If to the Seller:
IRVINE SENSORS CORPORATION
3001 Red Hill Avenue
Building 4, Suite 108
Costa Mesa, California 92626
Attention: Chief Executive Officer
Facsimile No.: (714) 444-8773
with a copy (which will not constitute notice) to:
Dorsey & Whitney LLP
600 Anton Boulevard, Suite 2000
Costa Mesa, CA 92626
Attention: Ellen S. Bancroft, Esq.
Facsimile No.: (714) 800-1499
If to the Purchaser:
Vectronix Inc.
801 Sycolin Road SE, Suite 206
Leesburg, Virginia 20175
Attention: Chief Executive Officer
Facsimile No.: 703-777-3940
with a copy (which will not constitute notice) to:
Safran USA, Inc.
2850 Safran Drive
Grand Prairie, Texas 75052
Attention: General Counsel
Facsimile No.: 972-606-7114
and
Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph Drive, Suite 3500
Chicago, Illinois 60601
Attention: Michael F. DeFranco, Esq. and Elizabeth P. Fahey, Esq.
Facsimile No.: 312-861-2899
Section 10.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 10.3 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by a party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
Section 10.4 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, or either of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 8.3.
Section 10.5 Assignment and Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and assigns, except that the Seller may not assign any rights under this Agreement, whether by operation of law or otherwise, without the prior written consent of the Purchaser. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.
Section 10.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
Section 10.7 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable. The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

Section 10.8 Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.
Section 10.9 Governing Law. Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.
Section 10.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
Section 10.11 Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.11, however, affects the right of any party to serve legal process in any other manner permitted by law.
Section 10.12 Waiver of Jury Trial. Each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the transactions contemplated by this agreement or the actions of any party to this agreement in negotiation, administration, performance or enforcement of this agreement.
Section 10.13 Expenses. Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.
Section 10.14 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.14.

Section 10.15 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.
[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

VECTRONIX INC.
By:	/s/ John E. Longhouser
John Longhouser
Chief Executive Officer and President

IRVINE SENSORS CORPORATION
By:	/s/ Bill Joll
Bill Joll
Chief Executive Officer and President

Signature Page — Asset Purchase Agreement